Exhibit 10.7 CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. 29 April 2020 THE ENTITIES LISTED IN Error! Reference source not found. OF Error! Reference source not found. as Initial Sellers, Initial Servicers and Initial Depositors ZEBRA TECHNOLOGIES CORPORATION as Centralising Agent and Parent Company ESTER FINANCE TITRISATION as Purchaser and Deposit Beneficiary CREDIT AGRICOLE CORPORATE & INVESTMENT BANK as Programme Manager and Arranger CREDIT AGRICOLE LEASING & FACTORING as Programme Agent MASTER FRAMEWORK AGREEMENT Herbert Smith Freehills Paris LLP 1

TABLE OF CONTENTS

Clause	Headings	Page
1.	DEFINITIONS AND CONSTRUCTION	2
2.	PURPOSE	24
3.	COMMON TERMS	24
4.	PERIODS AND COMMITMENTS	24
5.	PURCHASE LIMITS AND PERIMETER	25
6.	PURCHASE PROCEDURE	26
7.	PURCHASE PRICE	31
8.	REASSIGNMENT	33
9.	REPURCHASE OF ASSIGNED RECEIVABLES	36
10.	SERVICING MANDATE AND DUTIES	36
11.	APPOINTMENT AND DUTIES OF THE CENTRALISING AGENT	40
12.	MANAGEMENT OF COLLECTIONS AND OTHER PAYMENTS	41
13.	DEEMED COLLECTIONS	45
14.	CASH DEPOSIT	45
15.	AUDIT OF DATA AND MONITORING OF THE SERVICING MANDATES BY THE PURCHASER	46
16.	REPRESENTATIONS, COVENANTS AND INDEMNITY	47
17.	TAXES	53
18.	CHANGE IN CIRCUMSTANCES	54
19.	CONSEQUENCES OF THE OCCURRENCE OF A STOP PURCHASE EVENT	55
20.	PAYMENTS MECHANICS	55
21.	PROGRAMME AGENT AND PROGRAMME MANAGER	56
22.	ACCESSION OF ADDITIONAL SELLERS AND WITHDRAWALS	57
23.	CHANGE TO THE PARTIES	59
24.	CONFIDENTIALITY	59
25.	NOTICES	60
26.	AMENDMENTS TO THE TRANSACTION DOCUMENTS	60
27.	MISCELLANEOUS PROVISIONS	61
28.	GOVERNING LAW AND JURISDICTION	65

SCHEDULE 1 LIST OF SELLERS, SERVICERS, DEPOSITORS AND COLLECTION ACCOUNTS ERROR! BOOKMARK NOT DEFINED.

SCHEDULE 2 CALCULATION OF THE PURCHASE PRICEERROR! BOOKMARK NOT DEFINED.

SCHEDULE 3 CALCULATION OF THE REQUIRED SUPPORT AMOUNT MONTH M BY RELEVANT CURRENCY ERROR! BOOKMARK NOT DEFINED.

SCHEDULE 4 NOTICES DETAILS ERROR! BOOKMARK NOT DEFINED.

SCHEDULE 5 FORM OF ACCESSION LETTER TO THE MASTER FRAMEWORK AGREEMENT ERROR! BOOKMARK NOT DEFINED.

SCHEDULE 6 LIST OF EXCLUDED DEBTORS ERROR! BOOKMARK NOT DEFINED.

SCHEDULE 7 DEBTOR COUNTRY LIMIT ERROR! BOOKMARK NOT DEFINED.

1

THIS MASTER FRAMEWORK AGREEMENT is made and delivered as a deed on 29 April 2020 BETWEEN: (1) THE ENTITIES listed in Error! Reference source not found. of Error! Reference source not found. (as the case may be, the "Initial Sellers", the "Initial Servicers" or the "Initial Depositors"); (2) ZEBRA TECHNOLOGIES CORPORATION, a corporation formed under the laws of the State of Delaware (United States of America) (the "Centralising Agent" and the "Parent Company"); (3) ESTER FINANCE TITRISATION, a French société anonyme à directoire et conseil de surveillance duly licensed as a credit institution in France by the Autorité de Contrôle Prudentiel et de Résolution, whose registered office is at 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 414 886 226 (the "Purchaser" or the "Deposit Beneficiary"); (4) CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, a French société anonyme, duly licensed as a credit institution in France by the Autorité de Contrôle Prudentiel et de Résolution, whose registered office is at 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 304 187 701 ("CA-CIB") as Programme Manager (in such capacity, the "Programme Manager") and arranger (in such capacity, the "Arranger"); and (5) CREDIT AGRICOLE LEASING & FACTORING, a French société anonyme, whose registered office is at 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 692 029 457 (the "Programme Agent"). each, a "Party" and together the "Parties". WHEREAS: (A) The Parties have agreed to set up on the date of this Agreement a trade receivables sale Programme (the "Programme") under which each Seller will sell and assign, on an ongoing basis in accordance with the terms set out in this master framework agreement (the "Agreement") and in the relevant Local Receivables Purchase Agreement to which the relevant Seller is a party, certain Receivables it originates in the ordinary course of its business to Ester Finance Titrisation, acting as Purchaser. (B) Each of the Parties agrees that the terms and conditions of the Transaction Documents shall be governed by this Agreement, as supplemented in relation to each Seller by the Local Receivables Purchase Agreement to which such Seller is a party. THE PARTIES HEREBY AGREE as follows: 1. DEFINITIONS AND CONSTRUCTION Definitions Unless the context requires otherwise, capitalised words and expressions used in any Transaction Document shall have the meanings and constructions ascribed to them below: "Accession" means the addition of a member of the Parent Group to the Programme as an Additional Seller pursuant to Clause 22. "Accession Approval Date" has the meaning ascribed to such term in Clause 22.5. "Accession Date" means with respect to any Additional Seller, the date on which such Additional Seller accedes to the Programme pursuant to Clause 22. "Accession Letter" means the accession letter to this Agreement entered into by any Additional Seller and the relevant Parties for the purpose of acceding to this Agreement and the Programme in the form of Error! Reference source not found.. 2

"Accession Agreements" means the Accession Letter together with (i) a Local Receivables Purchase Agreement (or an amended and restated Local Receivables Purchase Agreement if the relevant Additional Seller is incorporated in the same jurisdiction than another Seller already a Party to the Programme) and (ii) a Collection Account Security Document, in a form equivalent to those entered into by the Initial Seller acting from to the same jurisdiction as that Additional Seller and listed in Error! Reference source not found. of Error! Reference source not found.. "Accession Request" has the meaning ascribed to such term in Clause 22.1. "Additional Seller" means each member of the Parent Group that is added from time to time to the Programme and becomes a Party to this Agreement and a Local Receivables Purchase Agreement as an Additional Seller pursuant to Clause 22. "Adjustment Amount" means in respect of each Seller, on any Monthly Payment Date, with respect to the Assigned Receivables transferred as Future Receivables or Existing New Receivables which have been transferred and invoiced by such Seller during the Collection Period ending on the Monthly Cut-Off Date falling immediately prior to such Monthly Payment Date (as such Assigned Receivables are identified and individualised in the relevant Aggregate Electronic File delivered by such Seller to the Purchaser on the Monthly Reporting Date falling immediately prior to such Monthly Payment Date), an amount being equal to: the Purchase Price of such Assigned Receivables; minus the aggregate amount of each Advanced Purchase Price already paid by the Purchaser to the Applicable Seller with respect to the Assigned Receivables during such Collection Period by way of set-off in accordance with Clause 7.3, provided that: (i) if such difference is positive, then such amount shall be payable by the Purchaser to such Seller on such Monthly Payment Date in accordance with Clause 7.3.1(B)(2); and (ii) if such difference is negative, then such amount shall constitute a claim of the Purchaser against such Seller which shall be due and payable on such Monthly Payment Date in accordance with Clause 7.3.2. "Advanced Purchase Price" means on any day, the daily advance of the Purchase Price of the Assigned Receivables invoiced on such day payable by the Purchaser to the relevant Seller, subject to, and in accordance with, the relevant Local Receivables Purchase Agreement. Such an advance shall, on any such day, be equal to (and set off against) the sum of: the aggregate amount of Collections then received or recovered by the related Servicer and due and payable to the Purchaser on that day; and the aggregate amount of Deemed Collections due and payable by the related Seller to the Purchaser on such day. provided that such set-off shall be taken into account in the calculation of the Adjustment Amount on each Monthly Payment Date in accordance with Clause 7.3. "Affected Receivable" has the meaning ascribed to such term in Clause 8. "Affected Relevant Party" has the meaning ascribed to such term in Clause 17.1. "Affiliate" means in relation to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. "Agreement" has the meaning ascribed to such term in the Recital. "Aggregate Electronic Files" means the files prepared by each Seller and the Centralising Agent, in the form agreed between the Purchaser, the Programme Agent, the Programme Manager and the Centralising Agent, containing the details of all outstanding Assigned Receivables and all offered Existing Receivables, Existing New Receivables and Future Receivables and to which is attached the current Perimeter. "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the rate of interest determined by CA-CIB in New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that CA-CIB charges any corporate customer). 3

"Amortisation Period" means the period commencing on (and excluding) the Revolving Termination Date and ending on the Final Maturity Date. "Anti-Corruption Laws" means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010, (c) the Singapore Prevention of Corruption Act, Chapter 241 of Singapore and (d) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted. "Anti-Money Laundering Laws" means any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted. "Applicable Currency Equivalent" means any initial amounts denominated in the Relevant Currency after being converted into Euro amounts on the basis of the applicable Spot Rate Exchange with respect to amounts denominated in such Relevant Currency. "Applicable Law" means in relation to any Party, any treaty, law, decree, regulation, courts decision, official decision (including double taxation agreements and EU law, published practice or concession of any relevant taxing authority) which applies to that Party. "Applicable Seller" means with respect to any Assigned Receivable, the Seller that originated such Receivable. "Assigned Debtor" means a Debtor against which an Assigned Receivable is held. "Assigned Receivable" means any Receivable which has been sold by any Seller to the Purchaser in accordance with this Agreement and a Local Receivables Purchase Agreement and which has not been repurchased from the Purchaser or which has not been reassigned or retransferred to the Applicable Seller or, the purchase of which has not been rescinded in accordance with, and subject to, the terms of Clauses 8 or Clause 9. "Atlantic" means ATLANTIC ASSET SECURITIZATION LLC, a limited liability company having its registered office at 1201 North Orange Street, Suite 800, in the City of Wilmington, Delaware 19801, County of Kent, registered with the State of Delaware Division of Corporations. "Blocking Notice" has the meaning ascribed to such term in Clause 12.3.4. "Breach" has the meaning ascribed to such term in Clause 8.1. "Business Day" means any day which is (i) a TARGET Day and (ii) a day other than a Saturday, a Sunday or a bank holiday in Paris, London, New-York, Sydney and Singapore and on which banks are open for business for the purposes of inter–bank transactions in Paris. "Calculation Report" means the report in the form agreed between the Purchaser, the Programme Agent, the Programme Manager and the Centralising Agent setting out the Purchase Price payable to each Seller in respect of Receivables sold during the relevant period. "Cash Collateral Accounts" means: with respect to the English Seller, (i) with respect to the Deposit denominated in Euro, the account referenced [**************] (IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); (ii) with respect to the Deposit denominated in GBP, the account referenced [**************](IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); (iii) with respect to the Deposit denominated in USD, the account referenced [**************] (IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); and (iv) with respect to the Deposit denominated in AUD, the account referenced [**************] (IBAN) and BSUIFRPP (BIC)opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); 4 with respect to the Singapore Seller, (i) with respect to the Deposit denominated in Euro, the account referenced [**************] (IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); (ii) with respect to the Deposit denominated in GBP, the account referenced [**************] (IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); (iii) with respect to the Deposit denominated in USD, the account referenced [**************] (IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); and (iv) with respect to the Deposit denominated in AUD, the account referenced [**************] (IBAN) and BSUIFRPP (BIC) opened and maintained in France in the name of the Deposit Beneficiary in the books of CA-CIB (or any other account opened in replacement of such account); with respect to an Additional Seller, the accounts opened in the books of CA-CIB and listed in the Accession Letter. "Change of Control" means in respect of any Seller or any Servicer, the occurrence of any event pursuant to which the Parent Company no longer holds directly or indirectly at least one hundred percent (100%) of the voting rights and share capital of such Seller or Servicer. "Change of Law" means the enactment, adoption, amendment, substitution of a new or existing Applicable Law or the change in the interpretation, administration or application of such Applicable Law made by any competent authority (including a judgment by a court of competent jurisdiction or by an administrative authority), becoming effective or made public after the Signing Date. "Charge over Collection Account" means any charge over a Collection Account entered into between the relevant Servicer and the Purchaser. "Collateralised Obligations" means, for each Seller, any and all payment obligations (present and future) at any time due, owing or incurred by such Sellers (as Seller or Servicer) to the Purchaser including without limitation any Dilution, subject to and in accordance with the Transaction Documents (excluding, for the avoidance of doubt, any payment due to a failure to pay under any Assigned Receivable resulting from the relevant Assigned Debtor becoming Insolvent after the relevant Eligibility Test Date) within the limits of the applicable Required Support Amount Month M by Relevant Currency as such amount shall be determined on each Monthly Calculation Date by the Programme Agent in accordance with this Agreement. "Collection Accounts" means for each Servicer, the bank accounts as specified, in respect to the Initial Sellers, in Error! Reference source not found. of Error! Reference source not found. and every other collection account(s) opened after the Signing Date or, in the case of Additional Seller, the Accession Date. "Collection Account Bank" means, in relation to any Collection Account, the account bank with which such Collection Account is opened, as specified, in respect to the Initial Sellers, in Error! Reference source not found. of Error! Reference source not found.. "Collection Account Security Document" means (i) any Declaration of Trust or (ii) any Charge over Collection Account (including for the avoidance of doubt, the English Seller – Additional Collection Account Security Document as from the date it has been executed by the parties thereto). "Collection Period" means any period of time starting from (but excluding) any Monthly Cut- Off Date and ending on (and including) the Monthly Cut-Off Date immediately falling thereafter, and the first Collection Period shall commence on (but excluding) the Initial Monthly Cut-Off Date and end on (and including) the Monthly Cut-Off Date immediately falling thereafter. 5

"Collections" means, in respect of any Assigned Receivable, as the context may require: all amounts received in respect of such Assigned Receivable and/or any Related Security and/or Related Rights collected and allocated in accordance with this Agreement and the applicable Local Receivables Purchase Agreement after the Purchase Date on which such Assigned Receivable was transferred; all Deemed Collections arising from time to time pursuant to Clause 13; and any amount refunded or credited to the Applicable Seller by the competent tax authorities or any third party (including without limitation any collection agencies) in relation to VAT or other similar amounts arising from Assigned Receivables which have reduced the amount receivable by the Purchaser or are attributable to a reduced amount receivable by the Purchaser unless such amount has already given rise to the payment of a Deemed Collection. "Common Terms" has the meaning ascribed to such term in Clause 3.1. "Conditions Precedent" means, with respect to the purchase of Receivables by the Purchaser from a Seller, the applicable conditions precedent as set out in Clause 6.3. "Contract" means, in relation to any Receivable, the agreement between the Applicable Seller and a Debtor giving rise to that Receivable. "Contractual Payment Term" means, in relation to any Receivable, the exact number of calendar days between the Invoice Issue Date and the Invoice Due Date. "Consultation Period" has the meaning ascribed to such term in Clause 5.3. "CP Issuer" means (1) LMA, (2) Atlantic, (3) any successor or replacement commercial paper issuing vehicles and (4) any additional commercial paper issuing vehicles identified from time to time by the Purchaser to the Seller. "Credit and Collection Policy" means, in relation to each Seller (in such capacity or as Servicer), the credit, servicing and collection procedures implemented by such Seller and Servicer and reviewed by the Programme Manager before the Signing Date or the applicable Accession Date, as modified from time to time in accordance with this Agreement. "Credit Risk Premium Rate" means 0.60%, as modified from time to time pursuant to Clause 7.2. "Debtor" means each Person obliged to make payments due in respect of a Receivable. "Debtor Country Limit" means, for any Debtor referred in limb (b) of the definition of "Included Debtor" acting from an Eligible Debtor Jurisdiction (i.e. the Eligible Debtor Jurisdiction from which such Included Debtor makes orders and pays the relevant Invoices), the limit of Outstanding Amount of Eligible Receivables owed by such Included Debtor as at the immediately preceding Monthly Calculation Date. Each Debtor Country Limit is mentioned and shall apply as stated in Error! Reference source not found. (Error! Reference source not found.). "Declaration of Trust" means any declaration of trust over Collections entered into between the relevant Servicer and the Purchaser. "Deemed Collection" has the meaning ascribed to such term in Clause 13.3. "Default Ratio 3M" means a fraction, expressed as a percentage, calculated by the Programme Agent on each Monthly Calculation Date by reference to the preceding Monthly Cut-Off Date, of which: the numerator is equal to the Outstanding Amount of all Assigned Receivables that (i) have become Defaulted Receivables during the Collection Period immediately preceding such Monthly Calculation Date and (ii) remain unpaid on such Monthly Calculation Date; and the denominator is equal to the sum of the Face Value of all Assigned Receivables with an Invoice Due Date falling during the 3rd Collection Periods immediately preceding such Monthly Calculation Date; provided that the Default Ratio will be calculated on the Monthly Calculation Date falling on July 2020 and on each Monthly Calculation Date thereafter. 6

"Defaulted Debtor" means an Included Debtor (i) which owes a Defaulted Receivable and/or (ii) which is Insolvent or subject to Insolvency Proceedings. "Defaulted Receivable" means a Receivable in respect of which any payment, or part thereof, remains unpaid for more than 91 days from its Invoice Due Date. "Delinquent Debtor" means an Eligible Debtor (i) which owes a Delinquent Receivable and/or (ii) which is Insolvent. "Delinquent Ratio" means a fraction, expressed as a percentage, calculated by the Programme Agent on each Monthly Calculation Date by reference to the preceding Monthly Cut-Off Date, of which: the numerator is equal to the Outstanding Amount of all Assigned Receivables that (i) have become Delinquent Receivables during the Collection Period immediately preceding such Monthly Calculation Date and (ii) remain unpaid on such Monthly Calculation Date; and the denominator is equal to the sum of the Face Values of all Assigned Receivables with an Invoice Due Date falling during the 3rd Collection Periods immediately preceding such Monthly Calculation Date; provided that the Delinquent Ratio will be calculated on the Monthly Calculation Date falling on July 2020 and each Monthly Calculation Date thereafter. "Delinquent Receivable" means a Receivable in respect of which any payment, or part thereof, remains unpaid for more than 60 days and less than 91 days from its Invoice Due Date. "Deposit" means, at any time and for each Depositor: (a) together (i) the Initial Deposits and (ii) any other payments in respect of applicable Deposit Complementary Amounts by Currency made thereafter by the relevant Depositor in accordance with Clause 14; minus (b) (i) any amounts by which each Deposit is reduced in accordance with Clause 14.3.1, and (ii) any amounts repaid to the relevant Depositor in accordance with Clause 14.4.1 or 14.4.2. in each case as paid by the relevant Depositor to the Deposit Beneficiary or by the Deposit Beneficiary to the relevant Depositor (as applicable) in accordance with the terms of this Clause 14 and, as applicable, credited to or debited from the relevant Cash Collateral Account. "Depositor" means (i) the Initial Depositors and (ii) each Additional Seller in its capacity as depositor. "Deposit Complementary Amount by Currency" means an amount determined in each Relevant Currency on each Monthly Calculation Date by the Programme Agent as being equal to the relevant Incremental Required Support Amount Month M by Relevant Currency. "Deposit Refund Amount by Relevant Currency" means any Incremental Required Support Amount Month M by Relevant Currency being negative on a Monthly Calculation Date. "Dilution" means any reduction or cancellation, in whole or in part, of the Face Value of any Assigned Receivable by reason of the occurrence of any of the following circumstances: any credit note, rebate, discount or allowances for prompt payment, for quantity, for return of goods, invoicing error or cancellation or any other commercial adjustment, granted by any Seller in accordance with the relevant Credit and Collection Policies and applied to an Assigned Receivable; any change in the terms of or cancellation of a Contract or Receivable which reduces the amount payable by the Debtor on the related Receivable; any trade discount, fidelity premium or other premium, bonus or promotional discount in favour of the relevant Assigned Debtor; any set-off exercised by the relevant Assigned Debtor in respect of any claim by such Assigned Debtor as to amounts owed by it on such Assigned Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction, and whether agreed by the Seller or arising by operation of law); 7 any specifically asserted dispute, set off, counterclaim or defence whatsoever, including, without limitation, any non-payment by the relevant Assigned Debtor due to failure by any Seller to deliver any merchandise or provide any services (excluding, for the avoidance of doubt, any dispute resulting from non-payment of the Assigned Debtor due to Insolvency Proceedings); and any recourse or claim of any third party on such Assigned Receivable. "Dilution Ratio" means the fraction, expressed as a percentage, calculated by the Programme Agent on each Monthly Calculation Date by reference to the preceding Monthly Cut-Off Date, of which: the numerator is equal to the aggregate amount of Deemed Collections in respect of Dilutions, as reported in the Servicer Report provided by the Centralising Agent pursuant to Clause 6.1 with respect to the Collection Period immediately preceding such Monthly Calculation Date; and the denominator is equal to the sum of the Face Values of all Receivables originated by the Sellers within the immediately preceding Collection Period. "Discount" has the meaning ascribed to such term in Error! Reference source not found.. "DSO" means, for each Seller, the number of days determined by the Programme Agent on any Monthly Calculation Date as being equal to: with respect to the English Seller and Receivables denominated in EUR, for the Initial Monthly Calculation Date, 55 calendar days and for the immediately two following Monthly Calculation Dates, 67 calendar days; with respect to the English Seller and Receivables denominated in GBP, for the Initial Monthly Calculation Date, 51 calendar days and for the immediately two following Monthly Calculation Dates, 63 calendar days; with respect to the English Seller and Receivables denominated in USD, for the Initial Monthly Calculation Date, 69 calendar days and for the immediately two following Monthly Calculation Dates, 81 calendar days; with respect to the Singapore Seller and Receivables denominated in AUD, for the Initial Monthly Calculation Date, 32 calendar days and for the immediately two following Monthly Calculation Dates, 44 calendar days; with respect to the Singapore Seller and Receivables denominated in USD, for the Initial Monthly Calculation Date, 43 calendar days and for the immediately two following Monthly Calculation Dates, 55 calendar days; with respect to an Additional Seller and for the three Monthly Calculation Dates falling immediately after the Accession Date, the number calendar days set-out in the relevant Accession Letter; and thereafter, the product rounded up to next integer of (a) the aggregate Outstanding Amount of Assigned Receivables of the relevant Seller and (b) 90 days; divided by the aggregate amount of all Assigned Receivables invoiced by the relevant Seller within the 3 preceding Collections Periods. "Electronic Files" means together the Aggregate Electronic Files and the Returned Electronic Files. "Eligibility Test Date" means: with respect to any Existing Receivable, the Purchase Date on which it is purchased by the Purchaser; and with respect to any Existing New Receivable or Future Receivable, the Monthly Cut- Off Date following the relevant Invoice Issue Date except for the criteria (c) of the definition of Eligible Receivable only, which shall be the Purchase Date. "Eligible Collection Account Bank" means a Collection Account Bank which is at least short- term rated A-1 by Standard & Poor's or P-1 by Moody's. 8

"Eligible Debtor" means a Debtor that satisfies each of the criteria set out below (as well as any further criteria set out in the applicable Local Receivables Purchase Agreement) as of the applicable Eligibility Test Date: it is an Included Debtor; it is not an Affiliate of any member of the Parent Group; subject to item (n) below, it is not a Defaulted Debtor; it is not, to the best of the knowledge of the relevant Seller, Insolvent or subject to Insolvency Proceedings; to the best of the relevant Seller's knowledge, it has not been declared Insolvent nor has a court granted its creditors a final non-appealable right of enforcement or material damages as a result of a missed payment within 3 years prior to the relevant Eligibility Test Date and has not undergone a debt restructuring process with regard to any of its non-performing receivables within 3 years prior to the Eligibility Test Date, provided that such Seller shall have no obligation to perform checks additional to those it would usually perform as Seller or Servicer solely for the purpose of determining whether these events have occurred in respect of the relevant Debtor; it is a legal entity incorporated and acting from an Eligible Debtor Jurisdiction, and if it acts from an establishment located outside its jurisdiction of incorporation both the jurisdiction of its incorporation and the jurisdiction of its establishment shall be required to be Eligible Debtor Jurisdictions in accordance with the definition thereof; it is a corporate entity acting in its ordinary course of business; it is not an entity owing a payment under a Receivable which is already subject to (or offered to sale under) any securitisation, factoring or invoice discounting transaction or any other transaction having similar legal content and/or effect, entered into by any of the Sellers, other than the Programme; it is identified with a unique ID number (as determined by the Programme Manager) in the system of the Applicable Seller; it is not entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken its jurisdiction of incorporation in relation to the Receivables; it is neither an individual nor an entity which benefits from any applicable consumer protection laws or regulations including but not limited to the Consumer Credit Directive (2008/48/EC) of the European Union as may be updated or replaced from time to time or any implementing legislation in any Member State of the European Union; it has received instructions to pay directly all amounts due under the offered Receivables to a Collection Account of the Applicable Seller; it is not a central or local public entity (including a municipality) or a public administration entity; the Assigned Receivables owed by such Debtor which are past due for more than 120 days do not represent more than 5% of the Outstanding Amount of Assigned Receivables owed to such Zebra Entity on the Monthly Cut-Off Date preceding its Purchase Date; it is not a Sanctioned Person; and it fulfils any additional criteria set out in the Local Receivables Purchase Agreement entered into between such Seller and the Purchaser. "Eligible Debtor Jurisdictions" means, on any Eligibility Test Date (i) Belgium, Germany, United Kingdom, China, Australia, Italy, Netherlands, France, Spain, India, Korea, Republic of Cyprus, Singapore, United Arab Emirates, Turkey, South Africa, Indonesia, Poland, Sweden, Denmark, Taiwan, New Zealand, Thailand, Ireland, Switzerland, Vietnam, Japan, Malaysia, Austria, Slovakia, Portugal, Czech Republic, Norway, Hungary, Philippines, Greece, Croatia and Israel and (ii) any new jurisdiction agreed from time to time in writing between the Purchaser 9 and the Centralising Agent and, if requested by the Purchaser, for which a legal enforceability analysis satisfactory to the Purchaser and the Programme Manager has been carried out. "Eligible Receivable" means, a Receivable that satisfies each of the criteria set out below (as well as any further criteria set out in the applicable Local Receivables Purchase Agreement) as of the applicable Eligibility Test Date: it is owed by an Eligible Debtor which is identified in the relevant most recently delivered Aggregate Electronic File; the relevant Debtor is not in material default under the associated Contract; it is individually identified in the accounting systems of the Applicable Seller as being beneficially owned by the Purchaser, and its Invoice number is unique and does not refer to any other Receivables originated by such Applicable Seller; it does not include exposures that are classified as doubtful, impaired, non-performing or to similar effect under the relevant accounting principles; the Applicable Seller has originated it and is its sole holder and has full legal and beneficial title to it (prior to sale of the beneficial title to the Purchaser in accordance with the Transaction Documents). It is not wholly or partly the subject of any Lien, assignment, delegation, subrogation, attachment or seizure or other encumbrance whatsoever, in favour of a third party other than for the benefit of the Purchaser, and it is freely assignable by the Seller (including without any requirement for consent of the related Debtor that has not already been obtained); none of the relevant Seller and Servicer has agreed to any set-off arrangements with the related Debtor and the Debtor is not entitled to exercise any rights of set-off under the terms of the Contract; it is denominated and payable only in a Relevant Currency; it is a non-interest bearing trade receivable (subject to any late-payment interest); it is an obligation in respect of which no bill of exchange, promissory note or other negotiable instrument (which expression, for the avoidance of doubt, shall not include cheques), issued in connection with such Receivable, has been or is accepted, discounted, endorsed, transferred or delivered by the relevant Seller other than to the benefit of the Purchaser; the payment due by the Debtor in connection with it is not (and will not following the assignment of the Receivable to the Purchaser) subject to withholding tax; the Invoice by which it is evidenced complies with all relevant VAT and other legal requirements and does not include only VAT; it has been originated by the Applicable Seller in the ordinary course of its business and in accordance with its Credit and Collection Policy; it arises from the sale of products and/or services performed by the Seller and such sale of products and/or services has either been fully performed in accordance with the relevant Contract or all the obligations set out therein required to be performed by the Seller in order for the relevant Debtor to be obliged to pay the Receivable arising therefrom have been duly fulfilled; it is fully and directly payable to the Applicable Seller, in its own name and for its own account and such payment is not subject to (i) the performance of any administrative action or step or the execution of any document of any kind whatsoever or any formalities that have not been already performed, either prior or after the Eligibility Test Date or (ii) any asserted dispute, offset, hold back defense or other claim; the Contract from which such Receivable arises is governed by the law of the jurisdiction of incorporation of the relevant Seller; it arises under a Contract which is in full force and effect and constitutes the legal, valid and binding obligations of the Debtor in respect of such Receivable under all Applicable Laws; 10 it conforms in all material respects with all Applicable Laws, rulings and regulations in effect; it is not accounted for by the Applicable Seller as a doubtful or written off receivable and/or it is not past due or with respect to the Existing Receivables to be purchased on the Initial Purchase Date, it is not past due for more than 30 days; the Receivable and its Related Rights and Related Security are capable of being assigned and are not subject to any enforceable legal or contractual restrictions on transferability, including but not limited to the need for consent to assign from any third party or, if it is subject to such restrictions, the Applicable Seller has taken by no later than the applicable Eligibility Test Date, all the required measures so that the Receivable and its Related Rights and Related Security can be freely assigned and has provided the Programme Manager with a written document evidencing such measures to the satisfaction of the Programme Manager; the relevant Debtor does not hold a current account with the Applicable Seller; it is not overdue and has a Contractual Payment Term that is no longer than 120 days; and it fulfils any additional criteria set out in the Local Receivables Purchase Agreement entered into between such Seller and the Purchaser. "English Local Receivables Purchase Agreement" means the agreement entitled "English - Local Receivables Purchase Agreement" entered into on the Signing Date between the English Seller, the Centralising Agent, the Programme Manager and Arranger, the Programme Agent and the Purchaser. "English Seller" means (i) the Initial Seller incorporated in England & Wales and listed in Error! Reference source not found. (Error! Reference source not found.) of Error! Reference source not found. and (ii) any other entity established in England & Wales and belonging to the Parent Group and which has acceded as Additional Seller to the Programme. "English Seller - Additional Collection Account Security Document" means the Charge over Collection Account on the Collection Account of the English Seller denominated in Euro and referred under item 4 in Error! Reference source not found. of Error! Reference source not found.. "Excess Receivable" has the meaning ascribed to such term in Clause 8.2.1(B). "Excluded Debtor" means a Debtor included in the list set-up on the Signing Date by the Programme Manager and the Centralising Agent in Error! Reference source not found. (Error! Reference source not found.), as such list may be amended in writing from time to time by the Centralising Agent, the Purchaser and the Programme Manager. "Excluded Receivable" has the meaning ascribed to such term in Clause 8.2.1(B). "Existing New Receivable" means, on any Purchase Date, any Eligible Receivable which: has given rise to the delivery of an Invoice between the Monthly Cut-Off Date (included) immediately preceding such Purchase Date and such Purchase Date (excluded); and is owed by an Included Debtor as of the Monthly Cut-Off Date immediately preceding such Purchase Date. "Existing Receivable" means, on any Purchase Date, any Eligible Receivable which: has given rise to the delivery of an Invoice prior to the Monthly Cut-Off Date immediately preceding such Purchase Date; and is identified and individualised in the Aggregate Electronic File delivered on the Monthly Reporting Date immediately preceding such Purchase Date. "Face Value" means, with respect to each Receivable, the invoiced amount (including any applicable VAT). "Final Maturity Date" means the day which is the earlier of: the Monthly Payment Date occurring during the 24th calendar month following the calendar month during which the Revolving Termination Date has occurred; and 11 the Monthly Payment Date immediately following the first day on which all amounts due under the Assigned Receivables shall have been paid in full and all Collections thereof shall have been received by the Purchaser and the Purchaser has no further commitment to purchase Receivables hereunder. "Finance Documents" means the Transaction Documents and any refinancing document to be entered into by any CP Issuer and its Liquidity Facility Provider. "Financial Indebtedness" means any indebtedness for or in respect of: moneys borrowed; any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent; any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease; receivables sold or discounted; any securitisation or factoring Programme; any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account; any amount raised by the issue of shares which are, or are expressed to be, redeemable, other than at the option of the issuer, for cash or any cash equivalent, prior to the date falling three months after the Revolving Termination Date; any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above. "Financial Party" has the meaning ascribed to such term in Clause 18.1.1. "Form of Assignment" means, with respect to a Seller, a form of assignment substantially in the form provided for under the relevant Local Receivables Purchase Agreement. "Future Receivable" means: on the Initial Purchase Date, any Receivable which: (i) will give rise to the delivery of an Invoice between such Initial Purchase Date (included) and the immediately following Monthly Cut-Off Date (excluded); and (ii) is to be owed by an Included Debtor as of the Initial Monthly Cut-Off Date; and on each Monthly Cut-Off Date (other than the Initial Monthly Cut-Off Date), any Receivable which: (i) will give rise to the delivery of an Invoice between such Monthly Cut-Off Date (included) and the earlier of (x) the following Monthly Cut-Off Date (excluded), (y) the date on which a Stop Purchase Event occurs (included) and (z) the Revolving Termination Date (excluded); and (ii) is to be owed by an Included Debtor as of such Monthly Cut-Off Date. 12

"GAAP" means the generally accepted accounting principles in the United States of America as of the date of this Agreement, applied on a consistent basis and applied to both classification of items and amounts. "Incipient Stop Purchase Event" means an event that, after notice or lapse of time or both would constitute a Stop Purchase Event. "Included Debtors" means: on any Monthly Cut-Off Date, any Debtors included in the Perimeter as at the immediately preceding Perimeter Date; and as of the immediately following Perimeter Date, any Debtor listed in an Aggregate Electronic File which fulfils each of the following criteria: (i) it is not included in the Perimeter as at the immediately preceding Perimeter Date; (ii) it is not an Excluded Debtor; (iii) in respect of which no request to add such Debtor in the Perimeter has been made in accordance with Clause 5.4, (iv) it satisfies each criteria of the definition of "Eligible Debtor" (other than being an Included Debtor) as at the immediately preceding Monthly Cut-Off Date; (v) the Outstanding Amount of Eligible Receivables owed by such Debtor as at the immediately preceding Monthly Calculation Date is less than the applicable Debtor Country Limit. "Incremental Required Support Amount Month M by Relevant Currency" has the meaning ascribed to such term in Error! Reference source not found.. "Initial Deposit" has the meaning ascribed to such term in Clause 14.2.1. "Initial Depositors" means the entities referred to in Error! Reference source not found. of Error! Reference source not found.. "Initial Deposit Date" means (i) the Initial Monthly Payment Date and (ii) with respect to any Additional Seller, the date specified in the relevant Accession Letter "Initial Purchase Date" means (i) 5 May 2020 and (ii) with respect to any Additional Seller, the date specified in the relevant Accession Letter. "Initial Monthly Calculation Date" means (i) 29 April 2020 and (ii) with respect to any Additional Seller, the date specified in the relevant Accession Letter. "Initial Monthly Cut-Off Date" means (i) 28 March 2020 and (ii) with respect to any Additional Seller, the date specified in the relevant Accession Letter. "Initial Monthly Payment Date" means (i) 5 May 2020 and (ii) with respect to any Additional Seller, the date specified in the relevant Accession Letter. "Initial Monthly Reporting Date" means (i) 23 April 2020 and (ii) with respect to any Additional Seller, the date specified in the relevant Accession Letter. "Initial Sellers" means the entities referred to in Error! Reference source not found. of Error! Reference source not found.. "Initial Servicer" means the entities referred to in Error! Reference source not found. of Error! Reference source not found.. "Insolvency Proceedings" means with respect to any Person: having its centre of main interest or otherwise subject to the insolvency laws of any Relevant Jurisdiction, any pre-insolvency and/or insolvency proceedings including amongst others, (i) any suspension of payments, moratorium of any indebtedness, winding-up, dissolution, administration, (ii) any reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise other than any solvent reorganisation), (iii) any composition, compromise, assignment or arrangement with any of its creditors by reason of actual or anticipated financial difficulties (iv) and/or insolvency proceedings mentioned in the related Local Receivables Purchase Agreement; 13 any person presents a petition (or the equivalent in any relevant jurisdiction) or any step is being taken (whether out of court or otherwise) for the opening against such Person of any of the proceedings referred to above; its board of directors or directorate has been informed by its statutory auditor of facts likely to compromise the continuity of its activity; the appointment of an insolvency administrator, a liquidator, receiver, administrator, administrative receiver, judicial manager or other similar officer in respect of such Person or its assets; the forced dissolution or the winding-up of such Person; or enforcement of any security interest over any of such person's assets (including taking possession of any such asset), or any analogous procedure or step is taken in any jurisdiction, and for this purpose, the term "centre of main interest" has the meaning ascribed to it in Regulation (EU) No. 2015/848 of 20 May 2015 or any equivalent provisions applicable to the relevant Person. "Insolvent" means any of the following events in respect of any Person: such Person is, is deemed to be or is declared unable to pay its debts as they fall due or is insolvent; in particular, in respect of any Person having its centre of main interest or otherwise subject to the insolvency laws of any Relevant Jurisdiction, the circumstances mentioned in the related Local Receivables Purchase Agreement; such Person admits in writing its inability to pay its debts as they fall due; such Person, by reason of actual or anticipated financial difficulties, begins negotiations with one or more of its creditors with a view to the general readjustment or rescheduling or a settlement of any of its indebtedness; or such Person is subject to Insolvency Proceedings. "Inter-Creditor Agreement" means the inter-creditor agreement to be entered into between the Purchaser, the Programme Manager, MUFG and the English Seller with respect to the sharing of security over the Collection Account of the English Seller denominated in Euro. "Invoice" means, with respect to any Receivable, the invoice issued by the Applicable Seller that evidences such Receivable. "Invoice Due Date" means, with reference to each Receivable, the date on which the Contract requires that the Receivable shall be paid by the relevant Debtor. "Invoice Issue Date" means, with reference to each Receivable, the date on which the Invoice relating to such Receivable is issued by the Applicable Seller. "Licence" means, in relation to any Zebra Entity, any licence, authorisation, consent, agreement, working permit, exemption and registration required in order for such Zebra Entity to perform all of its obligations under the Transaction Documents to which it is a party. "Lien" means any lien, mortgage, pledge, assignment, proprietary or security interest, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention or extended retention of title agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or deposit or other preferential arrangement having the practical effect of any of the foregoing. "Liquidity Facility Provider", in relation to any CP Issuer, means the entity providing liquidity or other funding support to such CP Issuer. "LMA" means LMA, a French société anonyme, whose registered office is at 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 383 275 187. "Local Receivables Purchase Agreement" means any agreement entitled "[Name of the jurisdiction] - Local Receivables Purchase Agreement" entered into on the Signing Date or on an Accession Date between a Seller and the Purchaser governed by the laws of the jurisdiction where the said Seller acts from. 14

"Material Adverse Effect" means a material adverse effect upon (i) the business, assets, properties, condition (financial or otherwise), operations of any Zebra Entity, (ii) the ability of any Zebra Entity to comply with or perform its respective obligations under any of the Transaction Documents to which it is a party, (iii) the assignability, the validity, the enforceability or the collectability of any Assigned Receivables or (iv) the amount purported to be received by the Purchaser under the Assigned Receivables. "Maximum Amount by Currency" means: in relation to Receivables denominated in Euro, an amount equal to the sum of (i) the Maximum Purchaser Funding Amount by Currency in relation to Receivables denominated in Euro and (ii) the Required Support Amount Month M by Relevant Currency to be made in Euro; in relation to Receivables denominated in USD, an amount equal to the sum of (i) the Maximum Purchaser Funding Amount by Currency in relation to Receivables denominated in USD and (ii) the Required Support Amount Month M by Relevant Currency to be made in USD; in relation to Receivables denominated in GBP, an amount equal to the sum of (i) the Maximum Purchaser Funding Amount by Currency in relation to Receivables denominated in GBP and (ii) the Required Support Amount Month M by Relevant Currency to be made in GBP; in relation to Receivables denominated in AUD, an amount equal to the sum of (i) the Maximum Purchaser Funding Amount by Currency in relation to Receivables denominated in AUD and (ii) the Required Support Amount Month M by Relevant Currency to be made in AUD. "Maximum Purchaser Funding Amount by Currency" means: EUR 150,000,000 in relation to Assigned Receivables denominated in Euro; USD 75,000,000 in relation to Assigned Receivables denominated in USD; GBP 35,000;000 in relation to Assigned Receivables denominated in GBP; and AUD 30,000,000 in relation to Assigned Receivables denominated in AUD. "Monthly Calculation Date" means the date falling twelve (12) Business Days after any Monthly Cut-Off Date (or any other date agreed in writing between the Centralising Agent, the Purchaser, the Programme Manager and the Programme Agent). "Monthly Cut-Off Date" means the Initial Monthly Cut-Off Date and thereafter, the last day of each calendar month (or any other date agreed in writing between the Centralising Agent, the Purchaser, the Programme Manager and the Programme Agent). "Monthly Payment Date" means the date falling sixteen (16) Business Days after any Monthly Cut-Off Date (or any other date agreed in writing between the Centralising Agent, the Purchaser, the Programme Manager and the Programme Agent). "Monthly Reporting Date" means the date falling ten (10) Business Day after any Monthly Cut- Off Date (or any other date agreed in writing between the Centralising Agent, the Purchaser, the Programme Manager and the Programme Agent). "MUFG" means MUFG Bank, Ltd. "Notification Letter" means a notification letter to be addressed to the relevant Debtor substantially in the form provided for under the relevant Local Receivables Purchase Agreement. "OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury. "Offer" has the meaning ascribed to such term in Clause 6.1.1. "Officer's Solvency Certificate" means, a certificate of the duly appointed and incumbent Chief Financial Officer or Director (or equivalent) of any Zebra Entity being in the form agreed between the Parties. "Organisational Documents" means, with respect to any Person, the certificate of incorporation, articles of incorporation, articles of association, status, by-laws, partnership 15 agreement or other equivalent arrangement, in each case as applicable in such Person's jurisdiction of incorporation. "Outstanding Amount" means on any Monthly Calculation Date with respect to any Assigned Receivables, any amount remaining owed by the relevant Debtor as indicated by the Centralising Agent in the Aggregate Electronic File as of the preceding Monthly Cut-Off Date. "Outstanding Deposit by Currency" means, on any date, an amount denominated in each Relevant Currency and per Seller equal on such date to (A) the relevant Initial Deposit, plus (B) any relevant Deposit Complementary Amount by Currency paid by the relevant Depositor to the Deposit Beneficiary and credited to the applicable Cash Collateral Account in accordance with Clause 14.2, less (C) any relevant Deposit Refund repaid by the Deposit Beneficiary to the relevant Depositor in accordance with Clause 14.4, less (D) any amount applied by the Deposit Beneficiary in accordance with Clause 14.3. "Parent Group" means, on any date, the group of companies composed of the Sellers, the Parent Company, the Servicers, the Centralising Agent and their respective Subsidiaries. "Parent Undertaking" means the undertaking agreement governed by New York law entered into on the Signing Date by the Parent Company as provider and the Purchaser as recipient. "Party" means any party to this Agreement on the Signing Date and on any Accession Date, together with their successors and assigns. "Performance Triggers" means the Stop Purchase Events set forth in item (p) of the definition of Stop Purchase Event. "Perimeter" means the list set up on the Signing Date by the Programme Manager and the Initial Sellers as such list may be changed from time to time in accordance with Clause 5 that sets forth: each Debtor identified by the Programme Manager as being an Eligible Debtor; and the Relevant Currency Debtor Limit identified by the Programme Manager for each such Debtor. "Perimeter Date" means the date falling 10 Business Days before any Monthly Cut-Off Date (other than the Initial Monthly Cut-Off Date, in respect of which the Perimeter will be the Initial Monthly Reporting Date) (or any other date agreed in writing between the Centralising Agent, the Purchaser, the Programme Manager and the Programme Agent). "Perimeter Reduction Notice" has the meaning ascribed to such term in Clause 5.3. "Person" means an individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof. "Programme" means the trade receivables sale Programme set up by the Arranger at the request of the Zebra Entities to which this Agreement relates. "Programme Agent Fee" means a global annual fee of EUR 50,000 (plus VAT). "Programme Maximum Amount" means, at any time, an amount in Euro equal to the sum of (i) the sum determined on the same date of the Maximum Purchaser Funding Amount by Currency in relation to Assigned Receivables of each Relevant Currency at their Applicable Currency Equivalent for those other than Euro and (ii) the sum determined on the same date of the Required Support Amount Month M by Relevant Currency of each Relevant Currency at their Applicable Currency Equivalent for those other than Euro. "Programme Purchaser Maximum Funding Amount" means EUR 150,000,000. "Programme Termination Notice" has the meaning ascribed to such term in Clause 7.2. "Purchase Date" means: for any Seller making its first sale of Receivables hereunder, in respect of Eligible Receivables that qualify as Existing Receivables and Existing New Receivables the applicable Initial Purchase Date, 16 for all Sellers making a second or subsequent sale of Receivables hereunder, in respect of Eligible Receivables that qualify as Existing Receivables or Existing New Receivables that are: (i) owed to any Applicable Seller by any new Included Debtor, the Monthly Payment Date following the Perimeter Date on which such new Included Debtors have been included in the Perimeter, (ii) Excess Receivables which have been reassigned to the Applicable Seller or the purchase for which has been rescinded in accordance with Clause 8.2, the Monthly Payment Date following the sending of the relevant Returned Electronic File, in respect of Eligible Receivables that qualify as Existing Receivables and Existing New Receivables and which have not been assigned to the Purchaser as Future Receivables on a preceding Monthly Reporting Date as a consequence of the Purchaser refusing an Offer in accordance with Clause 6.2, the Monthly Payment Date following the date on which an Offer listing such Existing Receivables and Existing New Receivables has been accepted by the Purchaser in accordance with Clause 6.2, in respect of Eligible Receivables that qualify as Future Receivables, the date stated in the relevant Local Receivables Purchase Agreement. "Purchase Limits" has the meaning ascribed to such term in Clause 5.1. "Purchaser Accounts" means: the EUR account referenced [**************] (IBAN) and BSUIFRPP (BIC), opened in the books of CA-CIB in the name of the Purchaser; the USD account referenced [**************] (IBAN) and BSUIFRPP (BIC), opened in the books of CA-CIB in the name of the Purchaser; the GBP account referenced [**************] (IBAN) and BSUIFRPP (BIC), opened in the books of CA-CIB in the name of the Purchaser; and the AUD account referenced [**************] (IBAN) and BSUIFRPP (BIC), opened in the books of CA-CIB in the name of the Purchaser, or such other accounts the details of which will have been notified from time to time in writing by the Purchaser to the relevant Seller. "Purchase Price" has the meaning ascribed to such term in Clause 7.1. "Receivable" means any receivable that confers the right to receive payment of an amount owed under a Contract, costs and any other amounts due in connection with such receivable in accordance with a Contract, including for the avoidance of doubt, any late payment interest accrued on any unpaid interest amounts. "Receivables Indemnity" has the meaning ascribed to such term in Clause 8. "Records" means, in respect of each Receivable, all Contracts entered into between any Debtor and the Applicable Seller, correspondence, notes of dealings and other documents, books, records and other information (including bills of lading if any, data processing software and related property and rights) maintained with respect to such Assigned Receivable, related Debtor and related Collections. "Recovery Fee" has the meaning ascribed to such term in Clause 10.6.1. "Recovery Fee Rate" means 1% multiplied by DSO divided by 360. "Related Rights" means, with respect to any Receivable, all of the creditor's rights, privileges, interests, benefits and claims of any nature whatsoever relating to that Receivable under the Contract from which the Receivable arises (including any Receivables Indemnity and any late payment interest that may be due) (other than Related Security). "Related Security" means with respect to any Receivable: all interest of the Applicable Seller in any goods (including returned goods) relating to any sale giving rise to such Receivable; 17 all Liens related thereto and property subject thereto purporting to secure payment of such Receivable; and all guarantees, insurance and other arrangements of whatever character supporting or securing payment of such Receivable whether pursuant to the Contract or otherwise. "Relevant Currency" means Euro, GBP, AUD or USD. "Relevant Currency Debtor Limit" means at any time and in respect of any Eligible Debtor, the maximum aggregate amount in any Relevant Currency of outstanding Assigned Receivables, in such Relevant Currency, owed by such Eligible Debtor, as set out for the Debtors referred to in limb (a) of the definition of Included Debtors in the most recent Perimeter and for the Debtors referred to in limb (b) of the definition of Included Debtors, the applicable Debtor Country Limit. "Relevant Jurisdiction" means, with respect to a Party, the jurisdictions: in which the Party is incorporated, organised, managed and controlled or considered to have its seat; where an office through which the Party is acting for the purposes of the Programme is located; and in relation to any payment, from or through which such payment is made by that Party. "Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board. "Replacement Benchmark" means a benchmark rate which is: formally designated, nominated or recommended as the replacement for a Screen Rate by: (i) the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or (ii) any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above; in the opinion of the Programme Manager and the Parent Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or in the opinion of the Programme Manager and the Parent Company, an appropriate successor to a Screen Rate. "Repurchase Notice" has the meaning ascribed to such term in Clause 9.1. "Required Support Amount Month M by Relevant Currency" has the meaning ascribed to such term in Error! Reference source not found.. "Retransfer Amount" has the meaning ascribed to such term in Clause 9.2. "Retransfer Document" means a document executed by the Purchaser and a Seller in relation to Assigned Receivables to be retransferred pursuant to Clause 9.3 in the form and manner set out in the applicable Local Receivables Purchase Agreement. "Retransferred Receivable" has the meaning ascribed to such term in Clause 8.2.1(A). "Returned Electronic File" has the meaning ascribed to such term in Clause 8.2.4. "Revolving Period" means the period commencing on (and including) the Initial Purchase Date and ending on (and including) the Revolving Termination Date. "Revolving Termination Date" means the earlier of: the 5th anniversary of the Signing Date; 18 the date on which the Revolving Period is terminated by delivery of a Revolving Termination Notice pursuant to Clause 4; the date on which the Purchaser has received a Programme Termination Notice pursuant to Clause 7.2; or the date on which a Termination Notice is delivered in accordance with Clause 19.1. "Revolving Termination Notice" means any written notice terminating the Revolving Period which has been delivered in accordance with Clause 4. "Sanctioned Jurisdiction" means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, North Korea and the Crimea region of Ukraine). "Sanctioned Person” means any individual or entity (a) identified on a Sanctions List, (b) organised, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b). "Sanctions" means any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), or (e) any other applicable jurisdiction. "Sanctions List" means any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any member state and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury. "Screen Rate Replacement Event" means in relation to a Screen Rate: the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Programme Manager and the Parent Company, materially changed; (i) (1) the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or (2) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate; (ii) the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; (iii) the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or (iv) the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or (v) the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other 19 contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Programme Manager and the Parent Company) temporary; or in the opinion of the Programme Manager and the Parent Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement. "Secured Collection Account" means a Collection Account which is subject to a Collection Account Security Document. "Servicing Duties" has the meaning ascribed to such term in Clause 10.1. "Servicing Fee" has the meaning ascribed to such term in Clause 10.6.1. "Servicing Fee Rate" means 1% multiplied by DSO divided by 360. "Servicing Mandate" has the meaning ascribed to such term in Clause 10.1. "Seller" means (i) the Initial Sellers and (ii) each Additional Seller in its capacity as seller. "Seller Deterioration Event" means all or any part of the property, business, undertakings, assets or revenues of a Seller having been attached as a result of any distress, execution or diligence being levied or any encumbrancer taking possession, any or similar attachment and such attachment or possession, is reasonably likely to materially prejudice the ability of a Seller to observe or perform its obligations under the Transaction Documents or the enforceability or collectability of the Assigned Receivables. "Seller Ratio" has the meaning ascribed to such term in Clause 20.4. "Servicer" means (i) the Initial Servicers and (ii) each Additional Seller in its capacity as servicer. "Servicer Report" means the report in the form agreed between the Parties. "Servicing Mandate" has the meaning ascribed to such term in Clause 10.1. "Signing Date" means ____ April 2020. "Singapore Local Receivables Purchase Agreement" means the agreement entitled "Singapore - Local Receivables Purchase Agreement" entered into on the Signing Date between the Singapore Seller, the Centralising Agent, the Programme Manager and Arranger, the Programme Agent and the Purchaser. "Singapore Seller" means (i) the Initial Seller incorporated in Singapore and listed in Error! Reference source not found. (Error! Reference source not found.) of Error! Reference source not found. and (ii) any other entity established in Singapore and belonging to the Parent Group and which has acceded as Additional Seller to the Programme. "Spot Rate Exchange" means: means the spot rate of exchange obtainable by the Programme Agent or the Programme Manager for the purchase of GBP with EUR in the Euro foreign exchange market on or about 11:00 am on any Business Day; means the spot rate of exchange obtainable by the Programme Agent or the Programme Manager for the purchase of USD with EUR in the London foreign exchange market on or about 11:00 am on any Business Day; means the spot rate of exchange obtainable by the Programme Agent or the Programme Manager for the purchase of AUD with EUR in the London foreign exchange market on or about 11:00 am on any Business Day. "Stop Purchase Event" means each of the following events: any Zebra Entity fails to make any payment under any Transaction Document to which it is a party, when due, unless such failure is caused by an administrative or technical error and is remedied within 2 Business Days from the due date; any Zebra Entity fails to perform or observe any term, covenant, obligation, agreement or reporting duty contained in any Transaction Document (other than an obligation referred to specifically in Paragraph (a) above and any paragraph below) to which it 20 is a party, unless such failure (if capable of remedy to the satisfaction of the Purchaser) is remedied within 10 Business Days after the earlier of (i) the date on which it receives a notice requiring the same to be remedied before the expiry of such period and (ii) the date on which it becomes aware of such default; any representation or warranty made or deemed made by a Zebra Entity under or in connection with any Transaction Document proves to have been inaccurate or misleading when made or deemed to be made, and such inaccuracy continues unremedied (if capable of being remedied to the satisfaction of the Purchaser) for a period of 10 Business Days after the earlier of (i) the date on which such Zebra Entity receives a notice requiring the same to be remedied before the expiry of such period and (ii) the date on which it becomes aware that the representation or warranty was inaccurate or misleading when made or deemed to have been made; it is or becomes unlawful for any Zebra Entity to perform any of its obligations under the Transaction Documents; any Transaction Document (including any offer or acceptance notice), is terminated or becomes invalid, illegal or unenforceable or ceases to be capable of performance pursuant to its terms and this continues unremedied (if capable of being remedied to the satisfaction of the Purchaser) for a period of 10 Business Days after the earlier of (i) the date on which the relevant Zebra Entity receives a notice requiring the same to be remedied before the expiry of such period and (ii) the date on which it becomes aware that such Transaction Document (including any offer or acceptance notice), is terminated or becomes invalid, illegal or unenforceable or ceases to be capable of performance pursuant to its terms; a Change of Control occurs with respect to a Seller or a Servicer; the occurrence of any change in the legal form, status, Organisational Documents or business of any Zebra Entity, which may have a Material Adverse Effect, which continues unremedied (if capable of being remedied to the satisfaction of the Purchaser) for a period of 10 Business Days after the earlier of (i) the date on which the relevant Zebra Entity receives a notice requiring the same to be remedied before the expiry of such period and (ii) the date on which it becomes aware that such event has occurred; any Seller, Servicer or the Parent Company or any third party, directly or indirectly, repudiates or challenges (or initiates legal proceedings for this purpose) the effectiveness, validity, binding effect or enforceability of any Transaction Document (including any offer or acceptance notice); any Zebra Entity ceases, suspends or states its intention to cease or suspend, all or a substantial part of its business or activities; any amount with respect to a Financial Indebtedness of any Zebra Entity where such Financial Indebtedness is more than USD 50,000,000 (or its equivalent in any other currency or currencies) in aggregate is not paid when due nor within any originally applicable grace period; any Financial Indebtedness of any Zebra Entity where such Financial Indebtedness is more than USD 50,000,000 (or its equivalent in any other currency or currencies) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described); a Seller fails to sell Eligible Receivables in accordance with Clause 6 (other than a failure which is attributable to the action or omission of the Purchaser); any event which has a Material Adverse Effect on any Zebra Entity occurs and continues unremedied (if capable of being remedied to the satisfaction of the Purchaser) for a period of 10 Business Days after the earlier of (i) the date on which the relevant Zebra Entity receives a notice requiring the same to be remedied before the expiry of such period and (ii) the date on which it becomes aware that such Material Adverse Effect has occurred; any Zebra Entity is Insolvent or is subject to Insolvency Proceedings; 21

(i) one or more final judgments for the payment of money are entered against a Seller or (ii) one or more final judgments for the payment of money in an amount in excess of USD 50,000,000 (or its equivalent in any other currency), individually or in the aggregate, are entered against a Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution; and any of the following events occurs, on any Monthly Calculation Date: (i) (x) with respect to the English Seller and the Singapore Seller on a consolidated business, the applicable aggregate DSO (calculated in accordance with paragraph (g) of the definition of DSO on an aggregated basis) is greater than 55 days or (y) with respect to any Additional Seller, the applicable DSO is greater than the relevant number or days set-out in the relevant Accession Letter; or (ii) the arithmetic mean of the Delinquent Ratio for such Monthly Calculation Date and each of the two prior Monthly Calculation Dates is greater than 1.25%; or (iii) the arithmetic mean of the Default Ratio 3M for such Monthly Calculation Date and each of the two prior Monthly Calculation Dates is greater than 1%; or (iv) the arithmetic mean of the Dilution Ratio for such Monthly Calculation Date and each of the two prior Monthly Calculation Dates is greater than 32.5%. "Subsidiary" means in respect of any Person of which more than 50 % of the total voting power of shares or stock or other ownership interests entitling (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. "Substitute Servicer" means any substitute servicer which may be appointed by the Purchaser in substitution for any or all Servicers in accordance with the Transaction Documents. "TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system number two (TARGET2) (or any replacement infrastructure) is open for the settlement of payments in Euro. "Tax" or "Taxes" means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any tax authority. "Termination Notice" means a notice stating that a Stop Purchase Event has occurred is delivered pursuant to Clause 19.1. "Transaction Document" means any and each of: (i) this Agreement, (ii) any Local Receivables Purchase Agreement, (iii) the Collection Account Security Documents; (iv) any Form of Assignment; (v) any Aggregate Electronic File, (vi) the Parent Undertaking (vii) the Inter-Creditor Agreement and (viii) any and all other agreements and other documents relating to, or delivered in connection with, any of the foregoing. "VAT" means (i) any tax imposed in compliance with the Council Directive 2006/112/EC of 28 November 2006 amended on the common system of value added tax, (ii) any other tax of a similar fiscal nature, whether imposed in a member state of the European Union in substitution for, or in addition to, such tax, or imposed elsewhere and (iii) any similar taxes imposed on the sale of goods and services in any applicable jurisdiction. "Zebra Entities" means any of the Sellers, Servicers, the Centralising Agent and the Parent Company. Interpretation Unless otherwise expressly provided in any Transaction Document: 1.2.1 where an obligation (including, in particular, a payment) is expressed to be performed on a date which is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the preceding day that is a Business Day; 22

1.2.2 any reference to a Clause, Paragraph, Schedule or an Appendix shall be construed as a reference to a clause, paragraph, part, section, chapter, schedule, recital or appendix of such Transaction Document; 1.2.3 any Schedule or Appendix to a Transaction Document forms part of such Transaction Document and shall have the same force and effect as if the provisions of such Schedule or Appendix were set out in the body of such Transaction Document. Any reference to an Transaction Document shall include any such Schedule or Appendix; 1.2.4 headings and the table of contents in each Transaction Document are for ease of reference only; 1.2.5 any reference in the Transaction Documents to: (A) any agreement or other deed, arrangement or document shall be construed as a reference to the relevant agreement, deed, arrangement or document as the same may have been, or may from time to time be, replaced, extended, amended, varied, supplemented or superseded, and where a Transaction Document refers to a term defined in an agreement so amended, supplemented or novated, such reference shall be construed as a reference to such term as its definition has been amended, varied or otherwise modified in connection with, or as a result of, such agreement having been amended, supplemented or novated; (B) any statutory provision or legislative enactment shall be deemed also to refer to any re-enactment, modification or replacement and to any statutory instrument, order or regulation made thereunder or under any such re- enactment; (C) any party to the Transaction Documents shall include references to its successors, permitted assignees and any person deriving title under or through it; and (D) a [jurisdiction] Seller shall be construed as a reference to the relevant Initial Seller established in the said [jurisdiction] and, if an Additional Seller established in the same jurisdiction accedes to the Programme after the date hereof, as from the relevant Accession Date to the relevant Initial Seller and the relevant Additional Seller; 1.2.6 any reference to an hour of the day shall be a reference to Paris time; 1.2.7 for the purposes of determining a period of time and unless expressly otherwise provided, any reference to the terms "from … to …" or "commencing on … and ending on …" shall be construed as a reference to the terms "from (and including) … to (but excluding) …" and "commencing on (and including) … and ending on (but excluding) …", respectively. 1.2.8 all references made in the Transaction Documents to a day are references to a calendar day; 1.2.9 any reference to the Centralising Agent shall be a reference to the Centralising Agent acting on behalf of each Applicable Seller; 1.2.10 period of days referred to in each Transaction Document shall be counted in calendar days unless Business Days are expressly prescribed; 1.2.11 words denoting the singular number shall include the plural number also and vice versa; 1.2.12 all references made in the Transaction Documents to the Purchaser, any Seller, any Servicer, or the Parent Company acting in one capacity are references to such party acting in any other capacity whatsoever; 1.2.13 any reference to a "law" includes common or customary law and any constitution, statute, decree, judgment, legislation, order, ordinance, regulation, by-law, treaty or other legislative measure in any jurisdiction or any directive, regulation, request or requirement or any other legislative measure of any government, supranational institution, local government, statutory or regulatory body or court (including double taxation agreements and EU law, published practice or concession of any relevant 23 taxing authority) (in each case, whether or not having the force of law but, if not having the force of law, only if the compliance with such directive is in accordance with general practices of persons to whom the directive, regulation, request or requirement would apply); 1.2.14 "Euro", "EUR", "euro" and the symbol € means the currency of the participating member states of the European Union as defined in Council Regulation (EC) No. 974/98 on the introduction of the Euro, passed on 3 May 1998; 1.2.15 "$", "USD" and "dollars" denote the lawful currency of the United States of America; 1.2.16 "A$", "AUD" and "Australian dollars" denote the lawful currency of the Commonwealth of Australia; 1.2.17 "£", "GBP" and "British pound sterling" denote the lawful currency of the United Kingdom; 1.2.18 "control" or "controlled" means the ownership of more than 50% of the voting securities or other voting interests in any entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and 1.2.19 the words herein, hereof and hereunder and other words of similar impact, when used in a Transaction Document, refer to such Transaction Document as a whole. 2. PURPOSE The Parties hereto acknowledge and agree that the Purchaser will purchase Receivables subject to the terms of this Agreement and: 2.1.1 in respect of Receivables originated by the English Seller, the English Local Receivables Purchase Agreement; 2.1.2 in respect of Receivables originated by the Singapore Seller, the Singapore Local Receivables Purchase Agreement; and 2.1.3 in respect of Receivables originated by any Additional Seller, the relevant Local Receivables Purchase Agreement. The purpose of this Agreement is to provide for certain general common terms in relation to the Programme which shall apply to each Local Receivables Purchase Agreement by way of incorporation by reference and in particular to establish: 2.2.1 the general common terms under which the Receivables will be transferred by each Seller to the Purchaser and serviced and administered by each Servicer on behalf of the Purchaser; 2.2.2 the general eligibility criteria applicable to all Receivables assigned by each Seller to the Purchaser under the Programme; 2.2.3 the conditions precedent applicable to any purchase of Receivables and the payment of the Purchase Price thereof by the Purchaser; 2.2.4 the representations and warranties to be given by the Sellers, the Servicers and the Parent Company and certain covenants to be given by the Sellers and the Servicers; and 2.2.5 certain events which may lead to the termination of the Programme. 3. COMMON TERMS Application of Common Terms Save as provided in Clauses 3.2 and 3.3 below, the provisions set out in this Agreement (including in its Schedules (the "Common Terms"), shall be incorporated by reference into each Local Receivables Purchase Agreement, the Parent Undertaking and, as the case may be, in each Collection Account Security Document and, accordingly, shall apply thereto as if such terms were expressly set out in each such document. Disapplication or variation 24

By way of exception to Clause 3.1, the parties to any Local Receivables Purchase Agreement and/or any Collection Account Security Document may expressly agree in any Local Receivables Purchase Agreement, the Parent Undertaking, and/or any Collection Account Security Document to dis-apply, amend or supplement, any Common Term. Conflict If a provision of a Local Receivables Purchase Agreement and/or a Collection Account Security Document and/or the Parent Undertaking is inconsistent with any provision of the Common Terms, the provision of such Local Receivables Purchase Agreement, Collection Account Security Document or Parent Undertaking (as applicable) will prevail. 4. PERIODS AND COMMITMENTS During the Revolving Period, on each Purchase Date each Seller shall sell to the Purchaser, the Eligible Receivables owned by the Seller in respect of each Eligible Debtors identified in the most recent Perimeter and which the Purchaser may accept or refuse to purchase in accordance with Clause 6.2. The Purchaser may terminate the Revolving Period (and the Amortisation Period shall start): 4.2.1 at any time by delivering a Revolving Termination Notice to the Centralising Agent (with the Programme Agent and the Programme Manager copied); and/or 4.2.2 upon delivering a Termination Notice to the Centralising Agent (with the Programme Agent and the Programme Manager copied) pursuant to Clause 19.1. The Centralising Agent may terminate the Revolving Period (and the Amortisation Period shall start): 4.3.1 at any time by delivering a joint Revolving Termination Notice to the Purchaser (with the Programme Agent and the Programme Manager copied); and 4.3.2 by delivering a Programme Termination Notice in accordance with Clause 7.2. During the Amortisation Period, the Sellers shall cease to sell, and the Purchaser shall no longer purchase, Receivables. 5. PURCHASE LIMITS AND PERIMETER Purchase Limits Subject to and in accordance with Clause 6.2, the commitment of the Purchaser to purchase Eligible Receivables under the Programme shall, at any time, be limited to the following limits (the "Purchase Limits") (i) the Programme Maximum Amount (which itself depends on, amongst other items, the Programme Purchaser Maximum Funding Amount), (ii) the Maximum Amount by Currency (which itself depends on, amongst other items, the Maximum Purchaser Funding Amount by Currency) and (iii) the applicable Relevant Currency Debtor Limit. Modification of the Perimeter 5.2.1 The Purchaser may from time to time, (i) decrease any or all Relevant Currency Debtor Limits and/or exclude any Debtor from the Perimeter in accordance with Clause 5.3 and/or (ii) if requested by the Centralising Agent, add any Debtor to the Perimeter or increase the then applicable Relevant Currency Debtor Limit in accordance with Clause 5.4. 5.2.2 Each Perimeter which has been updated on any Perimeter Date in accordance with Clause 21.1 will replace the existing Perimeter. If no updated Perimeter is communicated by the Programme Agent, the existing Perimeter shall remain applicable. Exclusion of Debtors and Reduction of Debtors Limit(s) 25

5.3.1 Subject to sub-clauses 5.3.3 to 5.3.5, the Purchaser may at any time subject to 5 Business Days' prior notice sent to the Centralising Agent, reduce on any Perimeter Date any Relevant Currency Debtor Limit and/or remove any Debtor(s) from the Perimeter (a "Perimeter Reduction Notice") and such change(s) shall have effect (subject to Clause 5.3.3 and 5.3.4) from the Perimeter Date immediately following the date of the Perimeter Reduction Notice. 5.3.2 The Purchaser shall also, to the extent not prohibited by Applicable Laws or regulations relating to banking secrecy rules or confidentiality agreements binding on the Purchaser, the Programme Manager and/or the Programme Agent provide the Centralising Agent with the reasons for the reduction of such Relevant Currency Debtor Limit and/or such removal of Debtor(s) from the Perimeter. 5.3.3 At the request of the relevant Applicable Seller within 7 Business Days of receipt of a Perimeter Reduction Notice, a 10 Business Days consultation period shall open (the "Consultation Period") during which the Parties shall use their reasonable endeavours to reach a mutually acceptable solution. 5.3.4 If an agreement is reached during such Consultation Period, the Perimeter and/or the Relevant Currency Debtor Limit as agreed between the Parties will apply as from the immediately following Perimeter Date (unless otherwise agreed between the Programme Manager, the Purchaser and the Centralising Agent) and the Programme Manager shall notify the Programme Agent accordingly. 5.3.5 If no agreement is reached during the Consultation Period, the Programme Manager shall modify the Perimeter and/or the applicable Relevant Currency Debtor Limit in accordance with the notice delivered by the Purchaser pursuant to Clause 5.3.1 as from the Perimeter Date immediately following the Consultation Period and the Programme Manager shall notify the Centralising Agent and the Programme Manager accordingly. Addition of Debtors to the Perimeter and modification of Relevant Currency Debtor Limits 5.4.1 The Centralising Agent may deliver a notice to the Programme Manager requesting the addition of new Debtors to the Perimeter and/or the modification of Relevant Currency Debtors Limits. 5.4.2 The Programme Manager shall accept or reject such request in its sole and absolute discretion by sending an email to the Centralising Agent by no later than 10 Business Days after receipt of a request in accordance with Clause 5.4.1 above. Any absence of answer within such timeframe from the Programme Manager to a notice requesting the addition of new Debtors to the Perimeter and/or the modification of the Relevant Currency Debtor Limit shall be deemed to be a rejection of the request. 5.4.3 If such request is accepted by the Programme Manager, the Perimeter and/or the applicable Relevant Currency Debtor Limit shall be modified as from the Perimeter Date immediately following the date of the email sent by the Programme Manager under Clause 5.4.2 (unless otherwise agreed between the Programme Manager, the Purchaser and the Centralising Agent) and the Programme Manager shall notify the Programme Agent accordingly. 5.4.4 The Centralising Agent shall provide the Programme Manager with all information required by the Programme Manager in relation to such new Debtors to be included in the Perimeter and/or the Relevant Currency Debtor Limits. 5.4.5 Any request for the modification of the Perimeter and/or the Relevant Currency Debtor Limits made by the Centralising Agent shall be binding on all Sellers and the Parent Company. 26

6. PURCHASE PROCEDURE Offer of Receivables 6.1.1 General (A) Each Seller shall offer to the Purchaser, in accordance with Clause 6.1.1(B) below, all Eligible Receivables owned by such Seller in respect of each Eligible Debtors identified in the most recent Perimeter which have not already been assigned to the Purchaser and in respect of which the assignment has not been rescinded in accordance with this Clause 8.2. (B) Each offer which is made by sending by specific exchange protocol an Aggregate Electronic File and/or a Form of Assignment (an "Offer") to the Programme Agent (acting on behalf of the Purchaser) and such delivery shall be an irrevocable offer by the Applicable Seller to sell to the Purchaser, pursuant to and in accordance with this Agreement and the applicable Local Receivables Purchase Agreement, each Receivable referred to in such Offer on its relevant Purchase Date. (C) Without prejudice to Clause 11, each Applicable Seller shall have sole responsibility for determining that each Receivable that it offers to sell, transfer or assign to the Purchaser is an Eligible Receivable on the applicable Eligibility Test Date. 6.1.2 Initial Monthly Reporting Date The sending by the Centralising Agent on the relevant Initial Monthly Reporting Date of an Aggregate Electronic File and/or Form of Assignment to the Programme Agent shall constitute an offer to sell, transfer or assign to the Purchaser, on the applicable Initial Purchase Date: (A) any and all Existing Receivables; (B) any and all Existing New Receivables; and (C) all Future Receivables, in each case as identified by the Centralising Agent in the relevant Aggregate Electronic File. 6.1.3 Monthly Reporting Date (other than the Initial Monthly Reporting Date) On any Monthly Reporting Date (other than the Initial Monthly Reporting Date), the Centralising Agent, acting on behalf of the Applicable Seller, shall deliver to the Purchaser (with a copy to the Programme Agent): (A) by no later than noon (Paris time), a Servicer Report duly completed by reference to the Collection Period immediately preceding such Monthly Reporting Date; (B) by no later than noon (Paris time), a duly completed Form of Assignment or Aggregate Electronic File (as specified in the relevant Local Receivables Purchase Agreement) which shall constitute an Offer to the Purchaser to purchase, on the applicable Purchase Date, any and all Existing Receivables (if any), all Existing New Receivables (if any) and all Future Receivables of the Applicable Seller(s) as identified in the relevant Form of Assignment or Aggregate Electronic File; and (C) if new Eligible Debtors have been included in the Perimeter on the immediately preceding Perimeter Date, an Aggregate Electronic File and/or Form of Assignment (which may be the same Aggregate Electronic File and/or Form of Assignment delivered pursuant to Clause 6.1.3(B)) that shall constitute an Offer to sell to the Purchaser, subject to the conditions of the applicable Local Receivables Purchase Agreement, on the immediately following Monthly Payment Date, all Existing Receivables and Existing New 27

Receivables of the Applicable Seller(s) owed by the new Eligible Debtors as identified and individualised in the relevant Aggregate Electronic File. Acceptance or refusal of Receivables in accordance with this Agreement and the relevant Local Receivables Purchase Agreement On each Purchase Date, subject to and in accordance with each Local Receivables Purchase Agreement entered into by such Seller; and subject to the Conditions Precedent having been satisfied or expressly waived in accordance with Clause 6.3, the Purchaser may accept or refuse the relevant Offer by carrying out any jurisdiction specific requirements provided for in the relevant Local Receivables Purchase Agreement or if no such specific requirements are provided for, by paying the Purchase Price for such Receivable in accordance with Clause 7. Conditions precedent The following Conditions Precedent shall be fulfilled by each Zebra Entity on or before the Signing Date to the satisfaction of the Purchaser and the Programme Manager: 6.3.1 each Zebra Entity has delivered to the Purchaser a certificate in the form approved by the Purchaser signed by a director, the secretary or any other authorized officer of such Zebra Entity which shall have attached to it certified as true, accurate and up- to-date copies of the documents referred to in such certificate including (i) its Organisational Documents, (ii) the confirmation of the absence of Insolvency Proceedings (or equivalent in the relevant jurisdiction) (if applicable) dated not earlier than 15 days before such date, (iii) excerpts or certificate of incorporation from applicable trade registry issued from the relevant company register relating to it (if applicable) certified not earlier than 15 days before such date (iv) shareholder, board and works council resolutions (if applicable) and/or other relevant internal resolution approving the execution, delivery and performance of the Transaction Documents to which it is a party together with any power of attorney authorizing the person or persons specified therein to sign the Transaction Documents and notices to which it is a party; 6.3.2 each Zebra Entity has delivered to the Purchaser copies of its latest audited (to the extent accounts are required to be audited) and unaudited financial statements together with the report of its board of directors and auditors (in each case if any) relating thereto and an extract of the minutes of its annual general meeting approving such accounts; 6.3.3 each Zebra Entity has delivered to the Purchaser an Officer's Solvency Certificate dated the Signing Date; 6.3.4 each Zebra Entity has delivered to the Programme Manager a list of its authorised signatories together with a specimen signature; 6.3.5 each Zebra Entity has delivered to the Purchaser all information necessary in order to comply with the applicable "know your customer" checks; 6.3.6 a due diligence satisfactory to the Purchaser and the Programme Manager has been carried out on the Sellers, the Servicers, samples of Contracts, the Receivables and any other matters reasonably determined by the Purchaser or the Programme Manager to be relevant; 6.3.7 each Servicer has delivered to the Purchaser a copy of its Credit and Collection Policy; 6.3.8 any document evidencing the appointment of the Process Agent in accordance with Clause 27.3; 6.3.9 each Servicer has delivered to the Purchaser an executed version of the Collection Account Security Document (other than the English Seller – Additional Collection Account Security Document); 6.3.10 delivery of legal opinions, by Baker McKenzie, as legal advisor of the Parent Group as to English law in respect of the capacity of the English Seller to enter into each of the Transaction Documents to which it is a party in a form and substance satisfactory to the Purchaser and the Programme Manager; 28

6.3.11 delivery of legal opinions, by Baker McKenzie, as legal advisor of the Parent Group as to Delaware and US federal laws in respect of the capacity of the Parent Company to enter into each of the Transaction Documents to which it is a party in a form and substance satisfactory to the Purchaser and the Programme Manager; 6.3.12 delivery of legal opinions, by Baker McKenzie, as legal advisor of the Parent Group as to Singapore law in respect of the capacity of the Singapore Seller to enter into each of the Transaction Documents to which it is a party in a form, and substance satisfactory to the Purchaser and the Programme Manager; 6.3.13 delivery to the Purchaser and the Programme Manager of a legal opinion from Herbert Smith Freehills LLP, as legal advisor of the Purchaser as to English law in respect of (i) the enforceability and validity of the English law governed Transaction Documents, (ii) English law tax and (iii) true-sale in relation to the sale of Receivables under the English Local Receivables Purchase Agreement, in a form and substance satisfactory to the Purchaser and the Programme Manager; 6.3.14 delivery to the Purchaser and the Programme Manager of a legal opinion from Prolegis LLC as Singapore legal advisors to Herbert Smith Freehills LLP, legal advisor of the Purchaser, as to Singapore law in respect of (i) the enforceability and validity of the Singapore law governed Transaction Documents and (ii) true-sale in a form and substance satisfactory to the Purchaser and the Programme Manager; 6.3.15 delivery to the Purchaser and the Programme Manager of a legal opinion from Herbert Smith Freehills LLP as legal advisor of the Purchaser, as to New-York law in respect of the enforceability and validity of the Parent Undertaking in a form and substance satisfactory to the Purchaser and the Programme Manager; 6.3.16 delivery to the Purchaser and the Programme Manager of a tax opinion from Rajah & Tann Singapore LLP as Singapore tax advisor of the Purchaser, in a form and substance satisfactory to the Purchaser and the Programme Manager; 6.3.17 delivery to the Purchaser and the Programme Manager of any document, in a form and substance satisfactory to the Purchaser and the Programme Manager, evidencing the release of the MUFG security over the Collection Account of the English Seller denominated in Euro; 6.3.18 delivery to the Purchaser and the Programme Manager of a letter entered into between the Programme Manager, MUFG and the English Seller agreeing the principal terms and conditions of the security and structure to be set-up with respect to the Collection Account of the English Seller denominated in Euro; and 6.3.19 the confirmation that the Purchaser has obtained the appropriate internal committees approval with respect to the Programme (including internal credit committee approval and compliance and financial security approvals). The following Conditions Precedent shall be fulfilled by each Zebra Entity on or before the Initial Purchase Date to the satisfaction of the Purchaser and the Programme Manager: 6.3.20 any confirmations or approvals of rating agencies with respect to the CP Issuer(s) that will fund the Purchaser have been obtained; 6.3.21 each Servicer has set-up all necessary IT files and reports that will have to be provided to the Purchaser on each Monthly Reporting Date and such Servicer has carried out satisfactory execution tests and reports in this respect. 6.3.22 each Cash Collateral Account has been credited by each Depositor with an amount equal to the relevant Initial Deposit, being provided that such amount can be paid by way of set-off against the initial Purchase Price to the said Depositor in its capacity as Seller; and 6.3.23 the Parent Company have all paid the arrangement fees and other costs, fees and expenses payable on the closing date referred to in the mandate letter dated 31 October 2019 (including all up-front agreed fees) in relation to the Transaction Documents; and 6.3.24 delivery to the Purchaser and the Programme Manager of any document, in a form and substance satisfactory to the Purchaser and the Programme Manager, 29 evidencing the acknowledgement by the Collection Account Bank of the release of the MUFG security over the Collection Account of the English Seller denominated in Euro. The following Condition Precedent shall be fulfilled by the English Seller and the Singapore Seller on or before the second Monthly Payment Date following the Initial Monthly Payment Date: 6.3.25 the English Seller has delivered to the Purchaser an executed version of the English Seller – Additional Collection Account Security Document in a form and substance satisfactory to the Programme Manager and the Purchaser; 6.3.26 if, with respect to Collection Account Security Document entered into between the Singapore Seller and the Purchaser on the Signing Date, the Collection Account Bank has refused to sign the acknowledgement notice of the trust notice, the Singapore Seller has delivered to the Purchaser an executed version of the Charge over Collection Account over its Collection Accounts in a form and substance satisfactory to the Purchaser and substantially similar to the one delivered by the English Seller to the Purchaser on the Signing Date; 6.3.27 each Seller has provided the Purchaser with a copy of the acknowledgment notice of the notice (or any document having a similar effect as a charged account control deed) related to a Collection Account Security Document duly executed by the relevant Collection Account Bank in a form satisfactory to the Purchaser and substantially similar to the form of notice of acknowledgement which is annexed in to the relevant Collection Account Security Document; 6.3.28 the English Seller has delivered to the Purchaser an executed version of the Inter- Creditor Agreement; 6.3.29 delivery of legal opinions, by Baker McKenzie, as legal advisor of the Parent Group as to English law in respect of the capacity of the English Seller to enter into the English Seller – Additional Collection Account Security Document and the Inter- Creditor Agreement in a form and substance satisfactory to the Purchaser and the Programme Manager; 6.3.30 if a Charge over Collection Account is entered into by the Singapore Seller and the Purchaser in accordance with Clause 6.3.26, delivery of legal opinions, by Baker McKenzie, as legal advisor of the Parent Group as to Singapore law in respect of the capacity of the Singapore Seller to enter into such Charge over Collection Account in a form, and substance satisfactory to the Purchaser and the Programme Manager; 6.3.31 delivery to the Purchaser and the Programme Manager of a legal opinion from Herbert Smith Freehills LLP, as legal advisor of the Purchaser as to English law in respect of the enforceability and validity of the English Seller – Additional Collection Account Security Document and the Inter-Creditor Agreement, in a form and substance satisfactory to the Purchaser and the Programme Manager; and 6.3.32 if a Charge over Collection Account is entered into by the Singapore Seller and the Purchaser in accordance with Clause 6.3.26, delivery to the Purchaser and the Programme Manager of a legal opinion from Prolegis LLC as Singapore legal advisors to Herbert Smith Freehills LLP, legal advisor of the Purchaser, as to Singapore law in respect of the enforceability and validity of such Charge over Collection Account in a form and substance satisfactory to the Purchaser and the Programme Manager. The following Conditions Precedent shall be fulfilled on or before each Purchase Date (including the Initial Purchase Date) to the satisfaction of the Purchaser and the Programme Manager: 6.3.33 each Transaction Document is validly executed and in full force and effect and none of the Transaction Documents or any parts thereof has been rescinded, invalidated or otherwise terminated; 6.3.34 no Stop Purchase Event or Incipient Stop Purchase Event has occurred and is continuing; 6.3.35 no Change of Law with respect to Tax or VAT has occurred which may materially affect the Purchaser as Purchaser of the Assigned Receivables in the opinion of the Programme Manager; 30

6.3.36 the Purchaser is duly entitled and authorised and remains duly entitled and authorised to acquire the Eligible Receivables in accordance with this Agreement and the Local Receivables Purchase Agreement in compliance with all Applicable Laws; 6.3.37 the payment of the Purchase Price by the Purchaser under the relevant Transaction Documents does not violate any law applicable to the relevant Seller; 6.3.38 the liquidity facility agreement entered into between any CP Issuer and its Liquidity Facility Provider is in full force and effect in accordance with its terms; and 6.3.39 as from the Purchase Date immediately following the second Monthly Payment Date following the Initial Monthly Payment Date, the Conditions Precedent referred under Clauses 6.3.25 to 6.3.32 have been satisfied. Transfer of ownership 6.4.1 On each relevant Purchase Date and if the Purchaser has accepted the relevant Offer in accordance with Clause 6.2, the beneficial ownership of all Receivables offered in the relevant Offer and identified in the relevant Form of Assignment and/or Electronic File, including, in each case, all relevant Related Security and Related Rights, shall, subject to the satisfaction by the relevant Seller or waiver by the Purchaser of the applicable Conditions Precedent, be transferred to the Purchaser in accordance with and subject to the terms of each applicable Local Receivables Purchase Agreement. 6.4.2 On and from the relevant Purchase Date and if the Purchaser has accepted the relevant Offer in accordance with Clause 6.2, the Applicable Seller shall continue to hold legal title to each Receivable on behalf of the Purchaser until the occurrence of the event set out in clause 10.5.3(B)(2) or the relevant Receivable is reassigned to the Seller. No recourse 6.5.1 The Purchaser shall not have any right of recourse against the Applicable Sellers in connection with any failure by a Debtor to pay under any Assigned Receivables but this shall not affect any rights the Purchaser has against each Applicable Seller under the Transaction Documents. 6.5.2 The Sellers and the Purchaser intend for the sale of the Receivables to the Purchaser pursuant to the terms of this Agreement to be an absolute, irrevocable and unconditional outright transfer and true sale of such Receivables with the full benefits of ownership of such Receivables, and neither the Purchaser nor any of the Sellers intend such sale transaction to be, or for any purposes to be characterised as, a loan from the Purchaser to any Seller. 6.5.3 Notwithstanding any other provision of the Transaction Documents, the Purchaser shall have, prior to the service of a Notification Letter following a Stop Purchase Event, all beneficial title and interest in and to the Assigned Receivables in relation to such Assigned Debtor and the Purchaser shall be free to further dispose of those Assigned Receivables. 7. PURCHASE PRICE Calculation and communication of the Purchase Price 7.1.1 The purchase price for any Eligible Receivable acquired by the Purchaser from any Seller in accordance with Clause 7.3 and payable to each Seller shall be calculated in accordance with Error! Reference source not found. (the "Purchase Price"). 7.1.2 On each Monthly Calculation Date, the Programme Agent shall, on the basis of the information set out in the Servicer Report and in the Aggregate Electronic File received on the Monthly Reporting Date immediately preceding such Monthly Calculation Date: (A) calculate, in relation to each Seller, each Purchase Price in relation to (x) Existing Receivables to be assigned on the immediately following Monthly Payment Date (if any) and (y) Receivables offered for sale as Future 31

Receivables or Existing New Receivables and which became Existing Receivables during the preceding Collection Period; and (B) prepare and send, by 6 pm (Paris time), to the Purchaser, the Programme Manager and the Centralising Agent the Returned Electronic File and the Calculation Report which shall indicate each Purchase Price payable to each Seller. Modification of the Credit Risk Premium Rate 7.2.1 The Purchaser may propose to modify the Credit Risk Premium Rate by sending a written notice setting out such proposed modification to the Centralising Agent (i) on each 6 month anniversary of the Initial Monthly Cut-Off Date or (ii) within 10 Business Days following the date on which a Seller has requested the addition of new Debtors to the Perimeter and/or the modification of the Relevant Currency Debtor Limits in accordance with Clause 5.4. The Programme Manager (acting on behalf of the Purchaser) shall, to the extent not prohibited by Applicable Laws or regulations relating to banking secrecy rules or confidentiality agreements binding on the Purchaser, the Programme Agent and/or the Programme Manager, give to the Centralising Agent the reasons for such proposal. 7.2.2 If such proposed Credit Risk Premium Rate is accepted in writing by the Centralising Agent not later than 10 Business Days following the receipt of such notice, then such modification shall become effective as of the next Monthly Cut-Off Date provided it shall not affect the Purchase Price already paid in respect of any Assigned Receivables purchased by the Purchaser on the Purchase Dates preceding such Monthly Cut-Off Date. 7.2.3 If such proposed Credit Risk Premium Rate is not accepted in writing by the Centralising Agent within 10 Business Days following the receipt of such notice, then a 10 Business Days consultation period shall open during which the Parties shall use their reasonable endeavours with a view to reach a mutually acceptable solution. 7.2.4 If an agreement is reached during such consultation period, the Credit Risk Premium Rate as agreed between the Parties will apply as from the next Monthly Cut-Off Date provided it shall not affect the Purchase Price already paid in respect of any Assigned Receivable purchased by the Purchaser on the Purchase Dates preceding such Monthly Cut-Off Date. 7.2.5 If no agreement is reached during such consultation period, the Centralising Agent shall be entitled to (i) notify their refusal to the proposed modification and (ii) terminate the Revolving Period with effect from the next Monthly Cut-Off Date by giving a joint and written notice on behalf of each Seller and the Parent Company to the Purchaser, the Programme Agent and the Programme Manager not later than 10 Business Days preceding such Purchase Date (a "Programme Termination Notice"). If no Programme Termination Notice is sent by that date, then the proposed Credit Risk Premium Rate shall be deemed accepted by all Sellers and the Parent Company and therefore become effective as of such Monthly Cut-Off Date. Payment of the Purchase Price 7.3.1 Payment of the Purchase Price by the Purchaser In consideration for the purchase of any Receivable (to the extent such Receivable is not reassigned to or repurchased by the Applicable Seller or, as applicable the assignment of which has not been rescinded in accordance with Clause 8), the Purchaser shall pay the Purchase Price thereof in the following manner: (A) in relation to any Receivable which is transferred on any Purchase Date to the Purchaser as an Existing Receivable, the Purchaser shall pay the Purchase Price thereof on such Purchase Date. (B) in relation to any Receivable which is transferred by any Seller to the Purchaser on any Purchase Date as an Existing New Receivable or as a Future Receivable, the Purchaser shall pay the corresponding Purchase Price as follows: 32

(1) Advanced Purchase Price On each day falling during the applicable Collection Period (such period being the Collection Period during which the relevant Receivable has been invoiced), the Advanced Purchase Price determined with respect to such day shall be payable by the Purchaser on the same day. The payment of such Advanced Purchase Price by the Purchaser to the Applicable Seller shall be made by way of set-off against the aggregate amount of the Collections (including the Deemed Collections) that are received or recovered by such Seller, or in relation to Deemed Collections are due from the same Seller (in its capacity as Seller or Servicer) to the Purchaser on that day. (2) Adjustment Amount (if positive) On the Monthly Payment Date falling immediately after the end of the relevant Collection Period, the Purchaser shall pay to the Applicable Seller the applicable Adjustment Amount (if positive). 7.3.2 Payment of the negative Adjustment Amount by a Seller If, on any Monthly Payment Date, the aggregate amount of the Advanced Purchase Price paid by the Purchaser during the Collection Period which ends immediately prior to that Monthly Payment Date exceeds the Purchase Price of the Receivables transferred as Future Receivables and Existing New Receivables which have been invoiced during that Collection Period, then the applicable Adjustment Amount shall be due and payable by the relevant Seller to the Purchaser on the immediately following Monthly Payment Date. Effective Global Rate For the purpose of articles L.314-1 to L.314-5 and R.314-1 to R.314-14 of the French Code de la consommation, each Initial Seller acknowledges that: 7.4.1 by virtue of certain characteristics of this Agreement, the taux effectif global cannot be calculated on the date of this Agreement, but that an indicative calculation of the taux effectif global, based on assumptions as to the taux de période and the durée de période, will be set out in an effective global rate letter given by the Purchaser to the Initial Sellers on the date hereof; and 7.4.2 that letter forms part of this Agreement. 8. REASSIGNMENT Affected Receivables Unless the same has been expressly and duly waived, if, at any time, any Party becomes aware, in respect of an Assigned Receivable, that: 8.1.1 any of the applicable Conditions Precedent were not satisfied on or before the related Purchase Date; or 8.1.2 such Assigned Receivable was not an Eligible Receivable on the relevant Eligibility Test Date, (any of the circumstances described in this Clause 8.1 being a "Breach", and such Assigned Receivable being the "Affected Receivable") then: (A) such Party shall, as soon as practicable, notify the other Parties of the Breach; (B) the Applicable Seller shall pay (subject to a maximum) the Purchase Price for such Affected Receivables to the Purchaser consisting of an amount (the "Receivables Indemnity") equal to the sum of (i) the Outstanding Amount of such Affected Receivable (determined as of the date that the reassignment of such Affected Receivable becomes effective in accordance with paragraph 8.1.2(C) below) plus (ii) the amount of any reasonable and duly demonstrated (or estimated, as applicable) costs, fees and expenses 33 and Taxation that have been or will be incurred by the Purchaser as a result of, or in connection with, the Breach or any action to be taken under Paragraphs 8.1.2(C) and 8.1.2(D) below and less (iii) the Collections received by the Purchaser with respect to such Affected Receivables; (C) upon payment of the Receivables Indemnity specified in paragraph 8.1.2(B) above with respect to any Affected Receivable, such Affected Receivable shall be automatically reassigned and retransferred to the Applicable Seller or, as applicable the assignment shall be automatically rescinded, in accordance with and subject to the terms of each applicable Local Receivables Purchase Agreement, with effect from the date on which the notice referred to in paragraph 8.1.2(A) above was issued to the Purchaser; and (D) subject to the payment in full of the related Receivables Indemnity in accordance with paragraph 8.1.2(B) above, the Purchaser (and if necessary the Applicable Seller) shall perform such steps and deliver such documents as may be reasonably necessary to reflect the reassignment and, as applicable, the rescission of the transfer (and, to the extent required by any Applicable Law, to effect the retransfer to the Applicable Seller) of such Affected Receivable. Purchase Limits 8.2.1 Principles (A) Retransferred Receivables Any Assigned Receivables which (i) as determined by the Programme Agent in accordance with Clause 8.2.2, have caused the Purchase Limits to be exceeded and (ii) are selected by the Programme Agent in accordance with Clause 8.2.3 below (the "Retransferred Receivable") shall be automatically reassigned and retransferred to the Applicable Seller or, as applicable the assignment shall be automatically rescinded, with effect from the date they are identified as Retransferred Receivables through the sending of the Returned Electronic File provided for in Clause 8.2.4 on any Monthly Calculation Date in accordance with and subject to the terms of each applicable Local Receivables Purchase Agreement. For the avoidance of doubt, each Seller and the Purchaser hereby consent in advance to the reassignment and, as applicable to the rescission of the Retransferred Receivables so designated. No Purchase Price shall be paid by the Purchaser in relation to the Retransferred Receivables (and as a result all Collections already received by the Purchaser in relation to those Retransferred Receivables shall be repaid to the Applicable Seller such that the Applicable Seller is put in the same position as if the assignment of such Retransferred Receivables to the Purchaser had never occurred). (B) Excluded Receivables Any Receivables offered for sale as Existing Receivables which would cause the Purchase Limits to be exceeded on the immediately following Purchase Date and which are selected by the Programme Agent in accordance with Clause 8.2.3 will not be purchased by the Purchaser on such Purchase Date (the "Excluded Receivables"). For the avoidance of doubt, the non-purchase of Eligible Receivables due to such Eligible Receivables being Excluded Receivables in accordance with this Clause 8.2 shall not trigger a Stop Purchase Event or be considered a breach of an undertaking of the Applicable Seller under the Transaction Documents. In accordance with Clause 6.1, any Excluded Receivable which remains an Eligible Receivable shall be re-offered for sale to the Purchaser by the Applicable Seller (as Existing Receivable) on the following Monthly Payment Date by delivery of the Returned Electronic File. 34

The Excluded Receivables and the Retransferred Receivables form together the "Excess Receivables". 8.2.2 Application of Purchase Limits If, on any Monthly Calculation Date, the Programme Agent, on the basis of the Aggregate Electronic Files received from the Centralising Agent on the immediately preceding Monthly Reporting Date, determines: (A) that the aggregate Outstanding Amount of all Assigned Receivables identified and individualised in such Aggregate Electronic Files owed by any Debtor and denominated in any Relevant Currency has caused (or would cause, on the immediately following Purchase Date) the applicable Relevant Currency Debtor Limit in relation to such Relevant Currency to be exceeded, it shall determine the Excess Receivables, using the selection order set out in Clause 8.2.3; and (B) after having deducted such Receivables pursuant to Paragraph (A) above, that the aggregate Outstanding Amount of all the Assigned Receivables identified and individualised in such Aggregate Electronic Files has caused (or would cause, on the immediately following Purchase Date) the Programme Maximum Amount to be exceeded, it shall determine the Excess Receivables using the selection order set out in Clause 8.2.3 The Programme Agent shall (i) inform the Applicable Seller and the Purchaser of the Excess Receivables so excluded by listing such Excess Receivables in the Returned Electronic File and (ii) update accordingly the amounts of Required Support Amount Month M by Relevant Currency and communicate such amounts to the Sellers and the Purchaser. 8.2.3 Selection rules (A) The Excess Receivables shall be selected for removal by the Applicable Seller on the relevant Monthly Calculation Date in accordance with the following rules: (1) the Receivables to be removed shall first be those sold by the Singapore Seller and then those sold by the English Seller; (2) subject to the selection rules set out in paragraph (1) above, the Receivables to be removed shall be selected with the following order (i) first, the Receivables denominated in Euro (ii) second, the Receivables denominated in GBP, (iii) third, the Receivables denominated in AUD and (iv) fourth, the Receivables denominated in USD; then (3) subject to the selection rules set out in paragraphs (1) and (2) above, the relevant Receivables with the Invoice Due Date which falls the greatest number of days after the such Monthly Calculation Date will be the first to be removed, provided that (i) if two or more Receivables have the same Invoice Due Date, then the Receivable with the lower Outstanding Amount (as of the immediately preceding Monthly Cut-off Date) shall be removed first, and (ii) if two or more Receivables have the same Invoice Due Date and the same Outstanding Amount (as of the immediately preceding Monthly Cut-off Date), then the Receivables with a higher identification number in the last Aggregate Electronic File shall be removed first, provided further that the selection above shall be made in respect of each Eligible Debtor, in the sequential order of the Eligible Debtors set out in the Perimeter. 35

(B) The Programme Agent shall select the relevant Receivables in accordance with the foregoing selection rule to the extent necessary in order to ensure compliance with the applicable Purchase Limit. 8.2.4 Returned Electronic File The Programme Agent shall, on each Monthly Calculation Date, send to the Centralising Agent and the Programme Manager a file (the "Returned Electronic File") prepared on the basis of the information set out in the Servicer Report and in the Aggregate Electronic Files received on the immediately preceding Monthly Reporting Date, which shall identify: (A) all Assigned Receivables offered as Existing New Receivables or Future Receivables which have been invoiced during the preceding Collection Period and which have not been reassigned to or repurchased by the Applicable Seller or, as applicable the assignment of which has not been rescinded in accordance with this Clause 8.2; and (B) all Existing Receivables to be assigned on the immediately following Monthly Payment Date; and (C) all Assigned Receivables which have been reassigned to the Applicable Seller or, as applicable the assignment of which has been rescinded in accordance with Clause 8.1 and all Excess Receivables selected in accordance with Clause 8.2.3 on that Monthly Calculation Date. 9. REPURCHASE OF ASSIGNED RECEIVABLES Repurchase Notice 9.1.1 The Centralising Agent, acting on behalf of the relevant Seller, has the option (but not the obligation), by giving written notice to the Purchaser on any Monthly Reporting Date (each, a "Repurchase Notice"), to request the repurchase of any Assigned Receivable which is the subject of a contentious or pre-contentious dispute to the extent that the Seller needs to recover the ownership of such Assigned Receivable to protect its interests in any litigation or pre litigation proceedings (excluding any dispute resulting from non-payment of the relevant Debtor due to such Debtor being Insolvent), each in accordance with Clauses 9.2 (Repurchase Mechanism) and 9.3 (Repurchase Formalities) below. 9.1.2 Any Repurchase Notice given by the Centralising Agent shall be irrevocable and shall specify the relevant Assigned Receivable(s) offered to be repurchased, the proposed repurchase price and repurchase date. Repurchase Mechanism 9.2.1 The Purchaser has no obligation to accept a request of the repurchase of any Assigned Receivable (in particular, without limitation, if (i) it has not received a duly completed Repurchase Notice; or (ii) the repurchase price proposed by the Centralising Agent is not the Outstanding Amount of such Assigned Receivables). The Purchaser may make such retransfer conditional upon the delivery by the Applicable Seller of an Officer's Solvency Certificate certifying that the Applicable Seller (i) is not Insolvent on the date of the Repurchase Notice and (ii) has no reason to believe that it will become Insolvent (taking into account the payment of the Retransfer Amount (as defined below) on the proposed date of repurchase). 9.2.2 If it agrees to accept such request, the Purchaser shall notify the Centralising Agent of its agreement to reassign such Eligible Receivable(s) to the Applicable Seller, subject to the payment in full of the agreed repurchase price (as well as all reasonable and duly demonstrated costs and expenses and Taxes that have been or will be incurred by the Purchaser in connection with such repurchase) (the "Retransfer Amount") on the relevant repurchase date. Repurchase Formalities 36

9.3.1 If it is agreed that the Purchaser shall reassign to the Applicable Seller those Assigned Receivables to be reassigned in accordance with Clause 9.2, by executing a Retransfer Document (at the expense of the relevant Seller) along with the repurchase request, provided that such assignment shall only be effective upon payment of the relevant Retransfer Amount to the Purchaser by the Applicable Seller. 9.3.2 The Purchaser shall give no representations or warranties in respect of the Receivables to be reassigned to the Applicable Seller. 10. SERVICING MANDATE AND DUTIES Appointment of the Servicers 10.1.1 With effect from the Signing Date, the Purchaser appoints each Seller, which hereby accepts such appointment, as the lawful agent of the Purchaser to perform exclusively the servicing duties referred to in Clause 10.2 (the "Servicing Duties"). The mandate of each Seller (the "Servicing Mandate") shall be strictly limited to the performance of the Servicing Duties and shall remain in full force and effect until the Final Maturity Date unless it is terminated pursuant to Clause 10.3. 10.1.2 Where a special proxy or power of attorney is necessary for the performance of any Servicing Duties (in particular, in connection with any litigation), the Purchaser undertakes to grant the same forthwith upon receipt of a written request from the relevant Servicer. Servicing duties Each Servicer shall, in respect of the Receivables it has assigned in its capacity as Seller to the Purchaser: 10.2.1 enforce, collect and manage such Assigned Receivables and ensure that such amounts are promptly deposited into the relevant Collection Account; 10.2.2 apply a standard of care, skill, diligence and good faith at least equal to the standard of care, skill, diligence and good faith that it would apply if it was still the owner of the Assigned Receivables, in accordance with the standards of a reasonable, prudent servicer of receivables of the type of the Assigned Receivables and in compliance with any Applicable Laws; 10.2.3 perform its obligations in accordance with the relevant Credit and Collection Policy and, subject to Clause 10.5.1, any and all reasonable directions or instructions which the Purchaser may from time to time give in order to protect or enforce any rights under any Assigned Receivable; 10.2.4 not transfer or discount to any bank, financial institution or any other entity, any bills of exchange, cheques, promissory notes, or any other debt instruments related to the Assigned Receivables, except if such a transfer is made for presentation for payment to the credit of the relevant Collection Account; 10.2.5 notify the Purchaser of the receipt of funds from an Assigned Debtor which are not allocated to the payment of a specific Assigned Receivable, and apply in priority such funds to the undisputed Invoice of such Assigned Debtor with the earliest Invoice Due Date and, if there are several undisputed Invoices having the same Invoice Due Date, apply such payment pro rata to all such Invoices; 10.2.6 not do anything to negatively affect the right, title and interest of the Purchaser in the Assigned Receivables and as soon as reasonably practicable following the Purchaser's request, do every necessary thing and perform all reasonable steps to preserve the rights, titles and interests of the Purchaser; 10.2.7 upon receipt by the Seller, the Servicer, the Purchaser or the Programme Agent of a judicial request or other notification of litigation or legal proceedings relating to any Assigned Receivable or the transactions contemplated hereby, participate in any legal proceedings relating thereto; 37

10.2.8 assist in the preparation of and prepare all necessary legal documents required to take a legal action in relation to an Assigned Debtor's refusal to pay and file any proof of claim, in the context of a litigation or of Insolvency Proceedings (as applicable); 10.2.9 communicate any document or information necessary to the Purchaser or the Programme Manager in relation to any material dispute, litigation, claim or legal proceedings relating to any Assigned Receivable; 10.2.10 report to the Purchaser on the performance of the Assigned Receivables in accordance with the provisions of the Transaction Documents and Applicable Law; 10.2.11 as soon as reasonably practicable: (A) notify the Purchaser of any circumstance or new judgment, law or decree that could materially prejudice the collection and the recovery of the Assigned Receivables and point out the possible solutions that such Servicer plans to put in place in order to mitigate the effects of such circumstances; (B) notify the Purchaser and the Programme Manager where it becomes aware (a) of any material litigation in relation to any Assigned Receivables and/or Contracts (including without limitation any dispute or litigation challenging the Purchaser's title to the Assigned Receivables) and/or (b) that an Assigned Debtor is, becomes, or is expected to become, Insolvent; (C) if it is informed that the Programme Manager or the Programme Agent has determined that there are discrepancies between the information contained in any Aggregate Electronic File and those contained in the corresponding Servicer's database, give suitable explanations and take all appropriate steps with regard to such discrepancies; and (D) provide the Programme Agent and the Purchaser, after receipt of a written request of the Purchaser, with any information which is not set out in a Servicer Report that the Purchaser may reasonably request in relation to the Assigned Receivables and to the collection and recovery services carried out by such Servicer; 10.2.12 at its own costs, maintain and keep in a safe location complete, proper and up to date Records and inform (and procure that any sub–servicer (if any) shall inform) the Purchaser and the Programme Agent of the location at which the Records are kept as at the date hereof and of any changes to such location thereafter; 10.2.13 be entitled to make and/or accept voluntary rescheduling proposals with respect to the Assigned Receivables in accordance with the applicable Credit and Collection Policy provided that the Servicer (nor any sub servicer) shall not be entitled to modify without the prior written consent of the Programme Manager any contractual conditions or terms (such as the Face Value or the Contractual Payment Term) of any Assigned Receivable unless such amendment does not adversely affect the rights of the Purchaser or results in a Dilution giving rise to payment of a Deemed Collection by the Seller; 10.2.14 prepare and deliver to the Purchaser and Programme Manager a Servicer Report on each Monthly Reporting Date; and 10.2.15 perform its duties in the ordinary course of its business through its own and adequate resources. Reporting Duties By no later than 10 a.m. (Chicago time) on each Monthly Reporting Date, each Servicer shall provide to the Centralising Agent, by reference to the Collection Period immediately preceding such Monthly Reporting Date, (i) a duly completed Servicer Report in connection with the Assigned Receivables which it has previously assigned to the Purchaser and (ii) the relevant information needed for the purposes of the Aggregate Electronic Files. No delegation or sub–contract No Servicer shall be entitled, without the prior written consent of the Purchaser, to delegate all or part of its Servicing Mandate other than to Affiliates located in the same jurisdiction as the 38

Applicable Seller, it being provided that, in relation to any sub-delegation or sub-contract approved by the Purchaser, such Servicer shall remain fully liable for the performance of services and obligations so delegated under its Servicing Mandate. For the avoidance of doubt, none of the Purchaser, the Programme Agent, the Programme Manager or any CP Issuer shall be liable or responsible for the acts of the Servicer or its delegate or sub-contractor nor have any liability for the fees and expenses of any such sub-contractor or delegate. Notification of Debtors and termination of the Servicing Mandate 10.5.1 Notification to Debtors (A) The Purchaser is entitled to deliver or require a Substitute Servicer or the relevant Servicer to deliver Notification Letters to the relevant Assigned Debtors: (1) as from the date on which the resignation of the relevant Servicer becomes effective; (2) upon the occurrence of a Stop Purchase Event (after, for the avoidance of doubt, any relevant grace period); and (3) in relation to any or all Receivables held against a Delinquent Debtor or Defaulted Debtor. 10.5.2 Resignation Without prejudice to the other provisions of this Clause 10.5, each Servicer is only entitled to resign from its appointment subject to a 6 months prior written notice to the Purchaser and such resignation shall only become effective if a Substitute Servicer has been appointed by the Purchaser and has assumed the obligations of such Servicer. 10.5.3 Termination (A) Partial Termination The Purchaser is entitled at any time (i) to terminate the Servicing Mandate in respect of any or all Assigned Receivables held against any Delinquent Debtor or a Defaulted Debtor by sending a notice to the relevant Servicer and (ii) to appoint a Substitute Servicer at the costs of the relevant Servicer which shall remain liable for all of its servicing duties in respect of the other Assigned Receivables. (B) Global Termination (1) Upon the notification to the Sellers of the occurrence of any Stop Purchase Event or the occurrence of a Seller Deterioration Event, the Purchaser may fully terminate the Servicing Mandate of all of the Servicers (in relation, for the avoidance of doubt, to all Receivables serviced by such Servicers), by way of the service of a notice in writing by the Purchaser to the Servicers, the Centralising Agent and the Programme Agent. (2) In addition, the Purchaser shall be entitled, at any time following a Stop Purchase Event or the occurrence of a Seller Deterioration Event and at the cost of the Servicers or of the Parent Company to: (a) deliver or require the Servicers to deliver Notification Letters to all relevant Debtors save for, for the avoidance of doubt, those Receivables that have been repurchased by the Seller pursuant to Clause 9; and/or (b) appoint one or more Substitute Servicers to service all relevant Assigned Receivables; and/or (c) take any other action as set out in the Local Receivables Purchase Agreement entered into by the relevant Seller. 39

The partial or full termination of any Servicing Mandate shall not entitle the Servicers to any damages or indemnification in any capacity whatsoever nor affect the obligations of the Servicers in any other capacities under the Transaction Documents, except as otherwise specifically provided in the relevant Transaction Documents. Each Servicer shall be entitled to payment of any unpaid Servicing Fee or Recovery Fee accrued up to the date of termination but shall not be entitled to any further amounts. 10.5.4 Substitute Servicer In any case, upon the appointment of a Substitute Servicer, the Servicer replaced in full or in part by such Substitute Servicer shall (i) take all reasonable steps and do all things to enable such Substitute Servicer to take over all or part of its undertakings as Substitute Servicer and provide any cooperation which may be reasonably required; and (ii) provide the Purchaser, as soon as reasonably practicable and in any event within 7 Business days of receipt, with all promissory notes, bills of exchange, cheques and/or any other payment instrument and endorse them to the benefit of the Purchaser upon its request. Consideration for the Servicing Mandate 10.6.1 The Purchaser shall pay to each Servicer while the servicing obligations described in this Clause remain in effect, beginning on any Monthly Payment Date, an amount equal to the sum of: (A) as consideration for its administration and servicing of the Assigned Receivables that are not Delinquent Receivables, a fee equal to the product of (x) the Servicing Fee Rate and (y) 95% of the aggregate Face Value of the Assigned Receivables sold by the Applicable Seller to the Purchaser during the Collection Period ending on the Monthly Cut-Off Date immediately preceding the Monthly Payment Date on which such Servicing Fee is paid (the "Servicing Fee"); plus (B) as consideration for the administration and recovery of the Assigned Receivables that are Delinquent Receivables, a fee equal to the product of (x) the Recovery Fee Rate (y) 5% of the aggregate Face Value of the Assigned Receivables sold by the Seller to the Purchaser during the Collection Period ending on the Monthly Cut-Off Date immediately preceding the Monthly Payment Date on which such Recovery Fee is paid (the "Recovery Fee"). 10.6.2 Each Servicing Fee and Recovery Fee will be paid subject to VAT or any taxes that may be required to be collected or withheld by the Purchaser in respect thereof. 11. APPOINTMENT AND DUTIES OF THE CENTRALISING AGENT Appointment and authority of the Centralising Agent Each Seller and each Servicer hereby appoints the Centralising Agent, which accepts such appointment, as its lawful agent to take such action in its name and on its behalf and to exercise and carry out such powers, discretions, authorities and duties as specifically provided under this Agreement and such powers as the Centralising Agent reasonably considers as incidental thereto, in all cases in the name and on behalf of the Sellers and the Servicers. The Centralising Agent shall perform the following obligations: 11.3.1 collect from the Sellers and Servicers the information needed for the purposes of the Aggregate Electronic Files (including all completed parts of the Servicer Reports) and prepare the Aggregate Electronic Files; 11.3.2 offer to sell to the Purchaser any and all outstanding Eligible Receivables of the Sellers in accordance with the procedure detailed in Clause 6.1 (Offer of Receivables); 40

11.3.3 provide to the Purchaser and the Programme Agent by no later than 10 a.m. (Chicago time) on each Monthly Reporting Date the Servicer Report duly completed in relation to all Servicers by reference to the Collection Period immediately preceding such Monthly Reporting Date; and 11.3.4 receive from or give any notices, mails, or documents to the Purchaser and the Programme Agent on behalf of the Sellers or the Servicers pursuant to the Transaction Documents. Duration of the appointment The appointment and authority of the Centralising Agent shall be valid as from the date of this Agreement and remain in full force for so long as there continues to exist any obligations of a Seller or a Servicer under any Transaction Document or rights of the Purchaser arising under any Transaction Document that have not been completely discharged, waived or exercised. Liability Notwithstanding any provision to the contrary in this Agreement: 11.6.1 the appointment of the Centralising Agent shall not in any way release or discharge the Sellers and the Servicers from their obligations, duties and liabilities under the Transaction Documents; and 11.6.2 the Sellers and the Servicers shall remain responsible for the performance of their obligations under the Transaction Documents. The Purchaser shall have no liability to the Centralising Agent whatsoever in relation to any cost, claim, charge, loss, liability, damage or expense suffered or incurred by the Centralising Agent. 12. MANAGEMENT OF COLLECTIONS AND OTHER PAYMENTS Generality 12.1.1 During the Revolving Period, each Servicer shall pay (or cause to be paid) to the Purchaser any and all Collections by transferring to the Purchaser Account on each Monthly Payment Date all Collections received (or deemed received) on each Local Business Day all Collections received (or deemed received) during the preceding Collection Period. 12.1.2 Each Servicer shall pay (or cause to be paid) to the Purchaser, on each Business Day during the Amortisation Period or as from the occurrence of a Stop Purchase Event, up to the entire amount of Collections received by the Servicer (or, in respect of Deemed Collections, deemed received) in immediately available funds to the Purchaser Account. 12.1.3 Each Servicer shall, on each Monthly Cut-Off Date, identify among the amounts credited to the relevant Collection Account during the preceding Collection Period the portion thereof which is allocable to Assigned Receivables. Allocation of Collections Each Servicer shall apply all funds received in respect of Assigned Receivables in accordance with its Credit and Collection Policies or, if not covered by the Credit and Collection Policies, as follows: 12.2.1 first, by allocating such funds in accordance with the terms of the Contract entered into with the relevant Assigned Debtor; or 12.2.2 second, in the absence of any allocation rule in the Contract, to the Invoice(s) indicated in writing by the relevant Assigned Debtor provided that such indication is valid under Applicable Law; or 12.2.3 third, in the absence of any valid indication from the relevant Assigned Debtor, in accordance with the following allocation rules (provided that in such case, such Servicer shall specify in writing to the relevant Assigned Debtor which Receivable has been discharged): 41

(A) first, to the payment of the Receivables against the relevant Assigned Debtor which are due and payable; (B) if two or more Receivables against the relevant Assigned Debtor are due and payable, to the Invoice(s) having the oldest Invoice Due Date; or (C) when two or more Invoices have the same Invoice Due Date, pro rata across all such Invoices. Collection Accounts 12.3.1 Each Collection Account shall be opened in the book of an Eligible Collection Account Bank. 12.3.2 Each Servicer shall ensure that each Collection Account remains in operation until the Final Maturity Date. 12.3.3 Subject to the terms of the applicable Collection Account Security Document, any amount paid to the credit of any Secured Collection Account may be debited by the relevant Servicer for so long as it remains entitled to instruct the Collection Account Bank(s) to debit its Secured Collection Account in accordance with the Collection Account Security Document and this Agreement and transferred to another account of such Seller (or any other entity of the Parent Group). 12.3.4 Upon the occurrence of a Stop Purchase Event (and, for the avoidance of doubt, after the expiry of any relevant grace period), the Purchaser may send to the relevant Collection Account Bank holding a Secured Collection Account (with copy to the relevant Servicer) a notice instructing such Collection Account Bank to stop complying with any instructions from such Servicer (or any sub-servicer) (a "Blocking Notice") or in accordance with the relevant Collection Account Security Document. The Purchaser may, at any time thereafter, revoke the Blocking Notice in the manner set out in the relevant Collection Account Security Document. 12.3.5 As long as the relevant Blocking Notice has not been revoked by the Purchaser, the relevant Servicer shall cease to give any instruction to the Collection Account Bank and the Purchaser shall be entitled to instruct the Collection Account Bank(s) to debit from the Secured Collection Account the Collections standing to the credit thereof in accordance with Clause 12.4 and the Collection Account Security Document 12.3.6 Each Servicer undertakes until the Final Maturity Date that: (A) it will not create or permit to subsist any Lien over any Collection Account or over any Collections standing from time to time to the credit of any such Collection Account (other than any Lien contemplated under the Transaction Documents); (B) it should not permit any Collection Account to be overdrawn; (C) without prejudice to paragraph 12.3.3 above, it will not do anything which may affect the rights or interests of the Purchaser over any Collection Account, or Collections standing from time to time to the credit of any Collection Account; (D) it will inform, promptly upon becoming aware thereof, the Programme Agent and the Purchaser of any Lien over any Collection Account or of any seizure, attachment, sequestration, execution (including by way of executory attachment or conservatory attachment), claim or demand relating to any Collection Account or to any Collections standing to the credit thereof which may affect the rights of the Purchaser over such Collection Account or over such Collections; (E) it will take all reasonably necessary steps to defend the Purchaser's rights in respect of the Collection Accounts against any claim or demand of any person; (F) subject to paragraph (G) below, it will use all reasonable endeavours to ensure that all the Assigned Debtors make all payments due under the 42

Assigned Receivables directly to the credit of the applicable Collection Account; (G) it will credit any Collections and procure that all cheques, transfers, drafts, negotiable instruments (when payable) and any other means of payment for the payment of any Assigned Receivables be credited or transferred to the applicable Collection Account as soon as reasonably practicable, and as from the notification by the Purchaser to the Sellers of a Stop Purchase Event, promptly and in either case within 5 Business Days; (H) in the event that any Collections are deposited into an account other than a Collection Account, it will hold such money on behalf of the Purchaser and shall promptly and in any case within 5 Business Days of such event, credit such amounts to a Collection Account or as otherwise directed by the Purchaser; (I) it will monitor on a daily basis and record in accordance with its usual procedures Collections received under the Assigned Receivables; (J) notwithstanding any contrary provision, if a Stop Purchase Event has occurred and if the Purchaser has sent Notification Letters to the Assigned Debtors pursuant to Clause 10.5.1 (Notification to Debtors), it shall (x) confirm to any Assigned Debtor, if requested by such Assigned Debtor, that it has to make its payments in respect of the Assigned Receivables directly into the account specified in the Notification Letters, (y) not give any contrary instruction to the Assigned Debtors, and (z) use all reasonable endeavours to instruct the relevant Assigned Debtors to make their payments in respect of the Assigned Receivables directly into the account specified in the Notification Letter sent to such Assigned Debtors; (K) it shall pay in full on the relevant due date all amounts (including bank fees and indemnities) that may be due by the Servicer to the relevant Collection Account Bank in relation with the opening or the operation of the Collection Accounts except if such amounts are contested in good faith by such Servicer. Without prejudice to the foregoing, should the Purchaser be required to pay any of those amounts to the relevant Collection Account Bank (including under any indemnity to the Collection Account Bank), then such Servicer shall refund such amounts to the Purchaser as soon as reasonably practicable upon demand; (L) it shall inform the Purchaser and the Programme Manager as soon as reasonably practicable and in any case within 5 Business Days, of the receipt of any notice terminating (or threatening to terminate) any Collection Account Security Document, or relating to the closing of any Collection Account due to the non-payment of bank fees and indemnities and communicate the amount of such fees (or for any other reason); and (M) if a Collection Account Bank ceases to be an Eligible Collection Account Bank, the Servicer shall close, as soon as possible and within 30 calendar days, any Collection Account opened in such Collection Account Bank and within this 30 calendar days period shall: (1) instruct the relevant Assigned Debtors to cease to make any payment on that Collection Account(s); (2) take all appropriate steps (such as a duly established closure-transfer process) to ensure that the Assigned Debtors that made payments to the Collection Account(s), which has or will be closed, make all payments due under the Assigned Receivables directly to the credit of either an existing Collection Account or a new Collection Account which in both cases is subject to an equivalent security interest as the 43 one initially granted under the Collection Account Security Documents (provided that any departure from the existing Collection Account Security Documents shall discussed with and agreed in writing by the Purchaser); and (3) provide the Programme Agent as soon as practicable and in any event within 15 Business Days with an updated list setting out the details of each of the Collections Accounts currently opened in the name of the relevant Servicer and the relevant Collection Account Bank(s) and a copy of any new signed Collection Account Security Documents (together with any related notice signed by the Collection Account Bank). Provided that the Servicer shall not close the Collection Accounts held with such Collection Account Bank until the actions specified in sub-clause 12.3.6(M) (1) to (3) have been completed. Any costs reasonably incurred by the Purchaser in connection with this paragraph shall be borne by the relevant Seller and the Purchaser will be entitled to request from the Servicer any legal opinion in relation to the new Collection Account Security Documents and any other agreement related to the opening and management of the accounts with the new Collection Account Bank (including any enforceability opinion from the Purchaser's legal advisor). Management of the Collection Account(s) 12.4.1 So long as no Stop Purchase Event has occurred and is notified by the Purchaser to the Sellers and the Parent Company, each Servicer shall be entitled: (A) to close its Collection Account(s) with the relevant Collection Account Bank(s), provided that: (1) the relevant Assigned Debtors have ceased to make any payment on that Collection Account(s) or that a closure-transfer process has been duly established; (2) such Servicer has taken all appropriate steps (such as a duly established closure-transfer process) to ensure that the Assigned Debtors that made payments to the Collection Account(s) it wishes to close make all payments due under the Assigned Receivables directly to the credit of either an existing Collection Account or a new Collection Account which in both cases is subject to an equivalent security interest as the one initially granted under the Collection Account Security Documents if the closed Collection Account was a Secured Collection Account (satisfactory to the Purchaser and/or the Programme Manager); and (3) such Servicer provides the Programme Agent as soon as practicable and in any event within 5 Business Days with an updated list setting out the details of each of the Collection Account currently opened in the name of such Servicer and the relevant Collection Account Bank(s), (B) to open new Collection Account(s) in the same jurisdiction(s) of its existing Collection Account(s), provided that such Servicer provides the Programme Agent as soon as practicable and in any event within 5 Business Days with an updated list setting out the details of each of the Collection Account currently opened in the name of such Servicer and the relevant Collection Account Bank(s) (which shall be an Eligible Collection Account Bank), which shall be subject to an equivalent security interest as the one initially granted under the Collection Account Security Document (provided that any departure from the existing Collection Account Security Document shall be discussed with and agreed in writing by the Purchaser), as the case may be. Any costs 44 reasonably incurred by the Financial Parties in connection with this paragraph shall be borne by the relevant Seller and the Purchaser will be entitled to request from the relevant Servicer any legal opinion in this respect (including any enforceability opinion from the Purchaser's legal advisor). 12.4.2 Upon the notification of a Stop Purchase Event by the Purchaser to the Sellers, no Servicer shall: (A) be entitled to close any of its Collection Account(s); and (B) be entitled to open any new Collection Account(s) without the prior written consent of the Purchaser. Management of other payments made by the Sellers and the Servicers Upon written request of the Purchaser, each Seller and each Servicer shall pay promptly to the Purchaser any Receivable Indemnity and any other indemnities or repurchase price expressly payable by it in accordance with the Transaction Documents by transferring such indemnity amounts from the relevant Collection Account to the relevant Purchaser Account. 13. DEEMED COLLECTIONS On any day that any Assigned Receivable is subject (in whole or in part) to a Dilution or that any Debtor makes payment in respect of any Assigned Receivable net of the amount of any Dilution, the Applicable Seller, in its capacity as Servicer, shall be deemed to have received on such day a Collection in relation to such Assigned Receivable in the principal amount of such Dilution. Any fees and expenses incurred by any Collection Account Bank paid by the Purchaser in relation to the payment of the Collections to the credit of the relevant Collection Account shall be for the account of each Seller and Servicer and such Seller and Servicer, shall be deemed to have received on such day a Collection in such amount. Each Collection that any Seller is deemed to have received under Clause 13.1 or 13.2 above is referred to as a "Deemed Collection" and shall be paid by each Servicer to the Purchaser on the following Monthly Payment Date in accordance with Clause 12.1. 14. CASH DEPOSIT General The obligations of each Depositor in respect of the Deposits and the undertaking of each Depositor to pay amounts due to the Purchaser in respect of the Deposits will remain as long as any Collateralised Obligations are owed or may become owed but no later than the Final Maturity Date. Granting and adjustments of the Deposit 14.2.1 Initial Deposit Each Depositor shall pay to the Deposit Beneficiary by crediting to the relevant Cash Collateral Account by no later than the Initial Deposit Date an amount, denominated in each Relevant Currency, equal to the applicable Required Support Amount Month M by Relevant Currency Amount determined on the Initial Monthly Calculation Date by the Programme Agent (each an "Initial Deposit"). 14.2.2 Complementary Deposit On each Monthly Calculation Date during the Revolving Period, the Programme Agent shall notify each Depositor of the applicable Deposit Complementary Amount by Currency. If the Deposit Complementary Amount by Currency is higher than zero on any Monthly Calculation Date, the relevant Depositor shall pay to the Deposit Beneficiary by crediting to the relevant Cash Collateral Account by no later than the following Monthly Payment Date an amount equal to the relevant Deposit Complementary Amount by Currency. 45

Application of the Deposit 14.3.1 In case of failure to pay any Collateralised Obligation by the relevant Seller or Servicer (a "Missed Payment"), the Deposit Beneficiary may elect that the obligation of the Deposit Beneficiary to repay a Deposit Refund Amount by Relevant Currency equal to the Missed Payment under Clause 14.4 below shall be accelerated to a date it determines and set off against the obligation of such Seller or Servicer to pay the Missed Payment in an amount equal to the lower of the Missed Payment and the then Outstanding Deposit by Currency, and without the need for any notice or other formality to any party (but by applying the relevant Spot Rate Exchange if applicable). Following such application, the applicable Deposit shall be deemed to be reduced by the relevant amount of the Deposit so applied. 14.3.2 For the avoidance of doubt, the rights of the Deposit Beneficiary may be enforced independently from any other security interests or remedies available to it under any Transaction Document. Refund of the Deposit 14.4.1 Partial Refund If on any Monthly Calculation Date a Deposit Refund Amount by Relevant Currency is determined to apply on such date by the Programme Agent, the Deposit Beneficiary shall, on the following Monthly Payment Date, refund to the relevant Depositor an amount equal to that relevant Deposit Refund Amount by Relevant Currency. 14.4.2 Entire Refund On the Final Maturity Date, the Deposit Beneficiary shall, repay to each Depositor the then applicable Outstanding Deposit by Relevant Currency, provided that if on such date the funds available to the Deposit Beneficiary for the purposes of discharging the relevant Collateralised Obligations in accordance with Clause 14.3 are insufficient, any Collateralised Obligations remaining unpaid by the relevant debtor shall extinguish the right of the relevant Depositor to the repayment of the applicable Deposit. Transfer of Title Each Party agrees that all right, title and interest in and to any cash which it transfers to the other party pursuant to this Agreement shall vest in the recipient free and clear of any liens, claims, charges or encumbrances or any other interest of the transferring party or of any third person. Accordingly, the Parties agree that, notwithstanding any terms herein to the contrary, all rights, title and interest of the Depositors in the amounts paid to the Deposit Beneficiary in respect of the Deposits shall be transferred to the Deposit Beneficiary, and accordingly the Deposit Beneficiary shall have no limitations on any disposal, transfer or other action it may take in respect of such sums it has received. Consideration No remuneration shall be due by the Deposit Beneficiary to the Depositors and/or by the Depositors to the Beneficiary for any Deposit posted from time by the Depositors on the Cash Collateral Accounts. 15. AUDIT OF DATA AND MONITORING OF THE SERVICING MANDATES BY THE PURCHASER The Zebra Entities undertake to allow any auditing firms appointed by the Purchaser (at a mutually convenient time and without material disruption to the relevant Zebra Entity’s business) to audit (i) the accuracy of the data included in the Aggregate Electronic Files and the Servicer Reports, (ii) the compliance with the Eligible Debtor criteria and the Eligible Receivables criteria, and (iii) the correct application of the Credit and Collection Policies to the Assigned Receivables and the Assigned Debtors. Subject to Clause 15.4, each of the Purchaser, the Programme Agent and the Programme Manager may at any time (i) request from any Zebra Entity to examine and inspect during normal office hours the documentation or information relating to the Assigned Receivables, the 46

Collections or the Contracts and (ii) inspect during normal office hours any Records or Credit and Collection Policies or any other information or document related to, or electronic data systems used by any Zebra Entity in connection with any Assigned Receivable or the collection and servicing thereof. Each Zebra Entity undertakes to cooperate fully with the Purchaser and the Programme Agent in respect of such audits. Any such audit shall be at a time convenient to the relevant Zebra Entity and without material disruption to the relevant Zebra Entity's business. The Purchaser may conduct agreed on-site audits with the Programme Agent within the limit of 1 audit per calendar year and per Zebra Entity. The annual audit fees incurrence in accordance with Clause 15.1 shall be borne and paid by the relevant Zebra Entity within the limit of EUR 50,000 per annual audit. The limit sets out in paragraphs 15.4 and 15.5 above shall not apply in relation to any additional audits, examinations and visits (i) undertaken after the occurrence of an Incipient Stop Purchase Event or a Stop Purchase Event or (ii) undertaken following an audit report indicating a deficiency and such additional cost shall be paid by the Parent Company. 16. REPRESENTATIONS, COVENANTS AND INDEMNITY Representations On the Signing Date, on each Purchase Date and on each Monthly Reporting Date, each of the Zebra Entities acting separately in its own name but not jointly and, with respect to itself, makes the following representations and warranties to the Purchaser, the Programme Manager, the Programme Agent and the Programme Manager: 16.1.1 it is a corporate entity, duly incorporated and validly existing under the Applicable Laws of its jurisdiction of incorporation; 16.1.2 it has full capacity, power and authority and has taken all necessary corporate actions to authorise the execution, delivery and performance by it of each of the Transaction Documents to which it is a party; 16.1.3 it is not entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Transaction Document; 16.1.4 subject to applicable bankruptcy, insolvency, moratorium, reorganisation or other laws affecting the enforcement of rights of creditors generally, its obligations under the Transaction Documents constitute legal, valid and binding obligations, enforceable against it in accordance with their respective terms; 16.1.5 neither the execution and delivery, nor the performance by it of any of the Transaction Documents to which it is a party contravenes (i) any Applicable Law; (ii) any judgment, order, writ, award, injunction or decree of any court having jurisdiction over it; (iii) any agreement or other financing binding on or affecting it or any of its assets (including the Receivables); or (iv) its Organisational Documents; 16.1.6 unless otherwise provided in the Local Receivables Purchase Agreement to which it is a party it has its centre of main interest in its jurisdiction of incorporation; 16.1.7 no license or approval is required for the Servicer to use any Programme currently used by the Servicer in the servicing of the Receivables, other than such licenses and approvals that have been obtained and are in full force and effect; 16.1.8 it is not Insolvent or subject to an Insolvency Proceeding; 16.1.9 no legal action, litigation, administrative (including in relation to any Tax or VAT) proceeding or arbitration or governmental, judicial or official investigation or inquiry, has been commenced, is pending or threatened against it, which would be reasonably likely, immediately or in the future, to have a Material Adverse Effect; 16.1.10 it has disclosed to the Purchaser, Programme Manager, Programme Agent and the Programme Manager all facts which may have a Material Adverse Effect; 16.1.11 in any legal proceedings taken in its Relevant Jurisdiction in relation to any Transaction Document to which it is a party, the choice of law expressed in such 47 document to be the governing law of such Transaction Document and any judgment obtained in such jurisdiction will be recognized and enforced; 16.1.12 the assignment and transfer of each Eligible Receivable and the attached Related Rights and Related Security on each Purchase Date pursuant to a Local Receivables Purchase Agreement is effective to transfer full, unencumbered beneficial title to the Eligible Receivable to the Purchaser and no further act, condition or thing is required to be done in connection with such assignment and transfer in order to enable the Purchaser to require payment of such Receivable to the Applicable Seller or to enforce any such right in court, other than the delivery to each relevant Debtor of a Notification Letter (to the extent applicable); 16.1.13 each Receivable which is offered for sale to the Purchaser satisfies each of the Eligible Receivables criteria on each Eligibility Test Date applicable in respect of such Receivable; 16.1.14 the transactions contemplated in the Transaction Documents are in its corporate, economic and financial interest, and in compliance with Applicable Law; 16.1.15 it has entered into the Transaction Documents in good faith for its benefit and on arm's length commercial terms and completing such transactions will not materially and adversely affect its financial condition; 16.1.16 the communication by it to any other Party of any information or data and the delivery by it of any records or reports relating to (a) any Assigned Debtor, (b) any person having granted a Related Right or Related Security in connection with the Receivables (if applicable), (c) the Receivables and/or (d) the Related Rights, in connection with the Transaction, does not violate any provisions of applicable privacy protection laws or data protection laws and does not make the Purchaser, the Programme Agent and/or the Programme Manager data controller within the meaning of the Applicable Law; 16.1.17 no steps have been taken by its board of directors and no circumstances exist, which might reasonably be expected to render any of its representations and warranties no longer true or accurate; 16.1.18 it, as applicable, has the software, hardware, information technology and human resources necessary to allow it to identify, manage, collect, and recover the Assigned Receivables offered by it and to comply with the other obligations under the Transaction Documents, including, without limitation, the obligations to provide information in accordance with the Transaction Documents; 16.1.19 the information contained in any documentation or record provided by it under any Transaction Document is true, accurate and up to date as of the date so provided and, it does not contain any misstatement of fact nor omits to state a fact or any fact necessary to make the statements contained therein is misleading; 16.1.20 the information provided by it or on its behalf in relation to the preparation of the Transaction Documents and the transaction contemplated thereby is accurate in all material respects as of the date so provided, and, as of such date, it does not contain any misstatement of fact nor omits to state a material fact or any fact necessary to make the statements contained therein is misleading; 16.1.21 its principal place of business, chief executive office and the offices where it keeps all its Records, are located at its place of incorporation or such other locations notified to each Purchaser and the Programme Agent. 16.1.22 nothing has occurred or been omitted from the information provided by the Zebra Entities and no information has been given or withheld that results in the information provided by the Zebra Entities being materially untrue or misleading in any respect likely, in each case, to affect the decision of the Purchaser when considering to enter into this Agreement; 16.1.23 such Zebra Entity is in compliance with all requirements of law except where such non-compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws, 48

Anti-Money Laundering Laws or Sanctions, each Zebra Entity and its Subsidiaries is in compliance in all respects and subject to no exceptions; 16.1.24 such Zebra Entity shall, and shall cause its Subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by such Zebra Entities and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; 16.1.25 none of the Zebra Entities or any of its Subsidiaries or, any of their respective directors, officers or, to such Zebra Entity’s knowledge, any of their respective affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to such Zebra Entity’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; 16.1.26 none of the Zebra Entities, or any of their respective Subsidiaries, or any of their respective directors, officers or, to such Zebra Entity’s knowledge, any of their respective affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to such Zebra Entity’s knowledge, investigation with regard to any actual or alleged violation of Sanctions; and 16.1.27 it makes any additional representations and warranties as set out in the relevant Local Receivables Purchase Agreement Each Zebra Entity shall inform the Purchaser in writing if any of the representations and warranties made under this Clause 16.1 is found to be untrue or incorrect or breached as of the date that such representation or warranty was made, or deemed to be made, forthwith upon becoming aware of such untruthfulness, inaccuracy or breach. Covenants Until the Final Maturity Date, each Zebra Entity, with respect to itself, shall perform the covenants and obligations applicable to it and set out below and elsewhere in this Agreement. Each Zebra Entity undertakes to the Purchaser, the Programme Manager and the Programme Agent that it shall: Corporate covenants: 16.2.1 maintain its centre of main interest (within the meaning of the Regulation (EU) No. 2015/848 of 20 May 2015) or if not applicable to it, its principal place of business in its jurisdiction of incorporation and continue to maintain its tax residence and be registered for VAT purposes solely in its jurisdiction of incorporation; 16.2.2 comply with its Organization Documents, all Applicable Laws, rules, regulations, orders, judgements, injunctions or awards binding on it and, where relevant, the Assigned Receivables and the related Contracts, unless such non-compliance would not be reasonably likely, immediately or in the future, to have a Material Adverse Effect; 16.2.3 preserve and maintain its corporate existence; 16.2.4 cause to be prepared financial statements and, if any, consolidated financial statements which will comply with the statutes, regulations and generally accepted practices in its jurisdiction of incorporation at any time; 16.2.5 keep all documents, books and records and shall procure the compliance with all reporting and accounting requirements which are imposed by any law or regulation applicable in its jurisdiction; 16.2.6 in respect of each Seller and the Parent Company, provide the Programme Manager with a copy of (i) its latest annual approved accounts (per Zebra Entity and consolidated, if applicable, and audited), within 150 days of the end of each of its 49 financial years or, if later, by the date on which it is obliged to file such accounts in accordance with applicable law and (ii) its latest semi-annual accounts (per Zebra Entity, consolidated, if applicable) within 120 days of the end of the relevant semi- annual period. For so long as the Parent Company is a public company and subject to public company reporting and disclosure requirements, all financial reports, on a consolidated basis, will be available at investors.zebra.com/financials/sec-filings; 16.2.7 file all Tax and VAT returns and reports required by law within any statutory deadline, maintain records for all taxation purposes (including for the purposes of VAT for as long as provided by law in relation to such records) and pay within any statutory deadline all Taxes, VAT and governmental charges (including social contributions) owed by it, (i) except any such Taxes, VAT or charges which are being diligently contested in good faith by appropriate proceedings, but only so long as such proceedings would not affect the performance of any Transaction Document or recovery of any amounts in respect of the Assigned Receivables or (ii) to the extent that a failure to do so would not affect its ability to perform its obligations under the terms of the Transaction Documents to which it is a party and/or the recovery of any amounts in respect of such Assigned Receivables; 16.2.8 forthwith upon any change in its list of authorised signatories, provide the Programme Manager and the Programme Agent with an updated list of its authorised signatories; 16.2.9 ensure that its obligations under the Transaction Documents rank at any times at least pari passu with all its other, present, actual or contingent, unsecured and unsubordinated obligations and liabilities, (except for obligations which are mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation); 16.2.10 procure that each Zebra Entity is in compliance, and shall comply with all requirements of any law (other than those specifically relating to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) if the failure to comply could reasonably be expected to have a Material Adverse Effect; 16.2.11 procure that each Zebra Entity shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by such Zebra Entity and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; 16.2.12 ensure that no Zebra Entity shall nor shall it permit its Subsidiaries to, directly or indirectly, (A) use any part of the proceeds of any purchase hereunder, or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and 16.2.13 ensure that no Zebra Entity shall, directly or indirectly, use any part of the proceeds of any purchase hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Law. Transaction Documents covenants: 16.2.14 procure that its form of incorporation or corporate structure is not modified, not enter into any amalgamation, demerger, merger or corporate reconstruction, or not sell, lease or transfer all or substantially all of its assets to any other person, which may affect its obligations under the Transaction Documents, unless such sale, lease or transfer have been previously agreed in writing by the Purchaser and the Programme Manager (such agreement not to be unreasonably withheld or delayed); 16.2.15 file, record or enrol each Transaction Document required to be filed, recorded or enrolled with any relevant court or other authority and ensure that such required filings, recordings or enrolments are at all times maintained in accordance with any applicable requirement of statutes and regulations, which may affect its obligations 50 under the Transaction Documents or the legality, validity or enforceability of any Transaction Document; 16.2.16 deliver to the Purchaser an Officer's Solvency Certificate on each anniversary of the Signing Date and for the first time on the Signing Date; 16.2.17 notify the Purchaser, the Programme Agent and the Programme Manager promptly upon becoming aware of the occurrence of (i) a Stop Purchase Event or an Incipient Stop Purchase Event (unless such Stop Purchase Event or Incipient Stop Purchase Event has been duly waived) and (ii) a Change of Control in respect of any Zebra Entity; 16.2.18 to the extent that, after the Purchase Date, a Seller holds, or it is held to its order, or it receives, or it is received to its order any benefit in respect of any Assigned Receivable, hold such benefit as agent of the Purchaser and (if the same is in monetary form) promptly pay the same to the Purchaser in accordance with the terms of the Transaction Documents; 16.2.19 in relation to any of its Eligible Receivables owed by Eligible Debtors that are not Assigned Receivables: (A) not enter into any securitisation, factoring or invoice discounting transaction or any other transaction having similar legal content and/or effect (including any assignment or by way of guarantee, sub-participation, subrogation or the declaration of a trust over its beneficial interest in any Receivable); and (B) not create or suffer to exist any Lien, attachment or seizure whatsoever, or any rights in rem, personal right in favour of a third party, encumbrance whatsoever or any arrangement with analogous effect (other than Liens arising by operation of law but not as a result of any default or omission by such Applicable Seller); 16.2.20 in the case of the Parent Company, maintain either directly or indirectly at least an absolute majority in the share capital and control of voting power of each Seller and each Servicer until the Final Maturity Date; 16.2.21 procure at all times that (i) subject to Clause 6.3.25, each Secured Collection Account is subject to a valid and enforceable Collection Account Security Document and (ii) the list of the Collection Account specified in Error! Reference source not found. of Error! Reference source not found. is at all times accurate and up-to-date; 16.2.22 supply to the Purchaser and the Programme Manager promptly upon becoming aware of them, with the details of any litigation, arbitration, investigations, or administrative proceedings current, threatened or pending against any member of the Parent Group or any other events which are reasonably expected to have a Material Adverse Effect; 16.2.23 not enter into any securitisation, factoring or invoice discounting transaction or any other transaction having similar legal content and/or effect (including any assignment or by way of guarantee, sub-participation, subrogation or the declaration of a trust over its beneficial interest in any Receivable) in relation to any Eligible Debtor other than in relation to the Transaction Documents or as otherwise permitted by the Purchaser and the Programme Manager at their sole discretion; 16.2.24 comply with any other covenant as set out in the relevant Local Receivables Purchase Agreement; 51

Covenants relating to the Assigned Receivables: 16.2.25 without prejudice to the terms of Clause 10.2, in relation to an Assigned Receivable, perform all its obligations and comply with all material provisions and covenants under the Contract under which such Assigned Receivable arises or will arise and refrain from performing any action which may have a material adverse effect on the existence, the validity, the collectability or the enforceability of any Assigned Receivable, Related Rights and Related Security sold by it, (including but not limited to actions which may result in any proceedings, set-off, counterclaim or defence whatsoever being brought in respect of such Assigned Receivable, except to the extent that the amounts affected by such events will be fully covered by Deemed Collections due under Clause 12.3 in respect of such Dilutions due by the Applicable Seller(s); 16.2.26 comply with the relevant Credit and Collection Policy and undertake not to amend or replace the said Credit and Collection Policy, except where: (A) either (i) such amendment is minor and administrative in nature (it being specified that any change to the Collections' allocation rules referred to in Clause 12.2 shall not be considered as minor or administrative) or (ii) the Purchaser has delivered to the applicable Servicer its written consent to the proposed amendment; and (B) the Purchaser and the Programme Manager have been informed in writing of such proposed amendment not later than 30 days prior to the anticipated effective date of such amendment; 16.2.27 not sell, assign, transfer, subrogate in any way, dispose of, encumber or negotiate any of the Assigned Receivables sold by it and/or the Related Rights and Related Security related thereto or the corresponding Contracts or grant any Lien over or in relation to any Assigned Receivable or act in any way that would reasonably be expected to result in a Lien being created in respect of any Assigned Receivable or knowingly attempt to carry out any such action in any way whatsoever, except if and where expressly permitted pursuant to the Transaction Documents; 16.2.28 not create, nor knowingly allow for the creation or continuation of any right whatsoever encumbering all or any part of the Assigned Receivables sold by it and/or the Related Rights and/or Related Security related thereto or the corresponding Contracts; 16.2.29 not enter into any subsequent assignment or transfer or subrogation (or purport or agree to do so) of any Assigned Receivable or any Related Security or Related Rights or grant any Lien over or in relation to any Assigned Receivable or act in any way that would reasonably be expected to result in a Lien being created in respect of any Assigned Receivable; 16.2.30 at any time prior to delivery of a Notification Letter to an Assigned Debtor in accordance with Clause 10.5.1, instruct all Assigned Debtors to pay all amounts due in respect of the Assigned Receivables directly to the relevant Collection Account; 16.2.31 at any time following the delivery of a Notification Letter to an Assigned Debtor in accordance with Clause 10.5.1, not amend or otherwise modify or cancel or revoke such notification or other payment instructions to such Assigned Debtor or instruct such Assigned Debtor to make payments in respect of the relevant Assigned Receivables to any account other than the account referred to in such notification, unless otherwise required or expressly permitted by the Transaction Documents; 16.2.32 (a) not take any action in respect of an Assigned Receivable that may reasonably affect the existence, the validity, the collectability or the enforceability thereof, or (b) delay the taking of any action against a defaulting Assigned Debtor; 16.2.33 use all reasonable endeavours to, at its own expense, take whatever action the Purchaser may reasonably require in writing to protect, exercise, demonstrate or effect its rights over the Assigned Receivables and Related Security and Related Rights pursuant to this Agreement, or any Transaction Document to which it is a party including but not limited to where such transfer is challenged by any third party (including the relevant Assigned Debtor); 52

16.2.34 ensure that its computer systems, records (including the Records) and documents relating to the Assigned Receivables enable the proper performance of its obligations pursuant to the Transaction Documents; 16.2.35 conduct annual back-up and recovery tests of their IT system; 16.2.36 identify and individualise each Assigned Receivable (and all Related Rights and Related Security) tracked on an Excel spreadsheet as being beneficially owned by the Purchaser; and 16.2.37 comply with any other covenant as set out in the relevant Local Receivables Purchase Agreement. Breakage Cost Each Zebra Entity hereby irrevocably and unconditionally undertakes to indemnify the Purchaser and any CP Issuer on its demand for any properly documented loss suffered or expense incurred by it as a result of any transfer of beneficial ownership in Receivables not taking place on a Purchase Date notwithstanding an acceptance of such transfer by the Purchaser, unless and save to the extent that the non-occurrence of such transfer is solely a result of a failure by the Purchaser to fund the related Purchase Price. Indemnities Each Zebra Entity agrees to indemnify the Programme Agent, the Purchaser, the Programme Manager and any CP Issuer (each, an "Indemnified Party"), or procure that such Indemnified Party is indemnified, from and against any and all claims, losses, liabilities and reasonable costs and expenses (including refinancing cost) such Indemnified Party may have under this Agreement and the other Transaction Documents, or under any Local Receivables Purchase Agreement, upon a duly documented request from the relevant Indemnified Party, without any delay, set off, deduction, exception or withholding, arising out of or resulting from any of the following: 16.4.1 the characterization in any Servicer Report, Aggregate Electronic File or other written statement made by or on behalf of the Seller of any Receivable as an Eligible Receivable which, as of the applicable Eligibility Test Date, was not an Eligible Receivable; and/or 16.4.2 any representation or warranty or statement made or deemed to be made by any Zebra Entity under any Transaction Document which proves to have been incorrect or untrue in any respect when made or deemed made; and/or 16.4.3 any failure by any Seller to vest in the Purchaser a full and absolute ownership in each Assigned Receivable; and/or 16.4.4 any failure of any Zebra Entity to perform its duties or obligations in accordance with any Transaction Document and/or the occurrence of any Stop Purchase Event or Incipient Stop Purchase Event; and/or 16.4.5 any Lien (other than pursuant to a Collection Account Security Document) over any Collection Account or any seizure, attachment, sequestration, distress, execution, claim or demand relating to any Collection Account or to any Collections which affect the rights of the Purchaser over such Collection Account or Collections; and/or 16.4.6 any claim, proceeding or action brought by any Person other than an Indemnified Party against an Indemnified Party arising from any activity by such Zebra Entity (or any sub-servicer) in servicing, administering or collecting any Assigned Receivables; and/or 16.4.7 an Indemnified Party investigating any event which it reasonably believes is an Incipient Stop Purchase Event or Stop Purchase Event. The relevant Zebra Entity shall pay the relevant indemnities by way of wire transfer in immediately available funds to an account indicated by the relevant Indemnified Party. 53

17. TAXES Net payments 17.1.1 All payments to be made by any Zebra Entity (or any person acting on their behalf) (each a "Relevant Party") to the Purchaser or any other party under any Transaction Document shall be made free and clear of and without deduction for or on account of tax (a "Tax Deduction") unless such Relevant Party is required by law to make such Tax Deduction. If a Relevant Party is required to make a Tax Deduction, that Relevant Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. 17.1.2 If a Tax Deduction is required to be made by a Relevant Party, the amount of the payment due from that Relevant Party shall be increased by an amount necessary to ensure that, after the making of such Tax Deduction, the Purchaser or such other party to the Transaction Documents receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such Tax Deduction been made or required to be made. 17.1.3 If, at any time, any Relevant Party is required to make a Tax Deduction (or if thereafter there is any change in the rates at which or the manner in which such Tax Deductions are calculated), such Relevant Party (the "Affected Relevant Party") shall promptly notify the Programme Manager and the Purchaser. 17.1.4 Without prejudice to the provisions of this Clause 17, if the Purchaser or any other party to the Transaction Documents (other than a Relevant Party) is required to make any payment in connection with (a "Payment"): (A) a Tax Deduction as a result of the omission, delay or failure of any Zebra Entity to satisfy any of its obligations under Clause 17.1.1; or (B) any Tax imposed by way of withholding or deduction on any payment in relation to any Assigned Receivable following the delivery of a Notification Letter, the Zebra Entities shall upon written documented demand from the Programme Manager, promptly indemnify such person against such Payment together with any late payment interest, penalties and direct reasonable expenses payable or incurred in connection therewith. VAT Except as otherwise provided in a Transaction Document, all amounts expressed to be payable under a Transaction Document by any Party ("Party A") to another Party ("Party B") which (in whole or in part) constitute the consideration for any supply for VAT purposes, are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by Party B to Party A (which Party B is required to account to the relevant tax authority for the VAT) Party A must pay to Party B, in addition to and at the same time as paying any other consideration for such supply, an amount equal to the amount of the VAT and Party B must promptly provide an appropriate VAT invoice to Party A. VAT refund Where an Assigned Debtor fails to make payment of an Assigned Receivable, the Applicable Seller shall, upon request from the Purchaser, take all necessary actions as permitted by the laws, regulations or official guidelines of any Relevant Jurisdiction, so as to obtain a relief of VAT applicable to such Assigned Receivable from the relevant tax authorities. The Purchaser in turn undertakes to cooperate and take any actions that may be reasonably necessary in the context of such relief. The portion of the relevant amount of unpaid Assigned Receivables corresponding to the chargeable VAT relating thereto recovered by any Seller will be due to the Purchaser up to the amount so recovered by such Seller from the relevant tax authorities. 54

18. CHANGE IN CIRCUMSTANCES If, as a result of: (i) any Change of Law and/or (ii) the compliance with any regulation, request from or requirement of any central bank or other fiscal, monetary or other authority: 18.1.1 any of the Purchaser, the Programme Manager, any CP Issuer or any Liquidity Facility Provider (each a "Financial Party" and, collectively, the "Financial Parties") incurs an increase of costs attributable to: (1) entering into and/or performing its obligations under any Transaction Documents; and/or funding or maintaining its participation to the Programme (2) assuming or maintaining a commitment under any Transaction Document; and/or (3) in respect of the Purchaser, purchasing or having purchased any Eligible Receivable; or 18.1.2 any sum received (or to be received) by such Financial Party under the Finance Documents or the return of such Financial Party under the Finance Documents (to the extent attributable to the Finance Documents) on its capital, is or will be reduced, then, the Sellers shall upon demand of the Programme Agent, promptly pay on a pro rata basis pursuant to Clause 20.4 to the relevant Financial Party amounts sufficient to indemnify that Financial Party (or any such holding company) against, as the case may be, such income reduction or increased costs. The Programme Agent shall promptly notify the Zebra Entities upon becoming aware of a Financial Party intending to make a claim pursuant to Clause 18.1. The Programme Agent shall, on behalf of the relevant Financial Party, provide a certificate confirming the amount of its costs claimed under Clause 18.1 (giving reasonable details of the circumstances giving rise to such claim and the calculation of such costs). 19. CONSEQUENCES OF THE OCCURRENCE OF A STOP PURCHASE EVENT Upon the occurrence of a Stop Purchase Event, the Purchaser may at any time (in its sole and absolute discretion), immediately terminate the Revolving Period and thereby definitively cease to make any further purchases or transfers of Receivables under the Transaction Documents, by delivering a Termination Notice to the Zebra Entities. The Purchaser shall promptly deliver a copy of any Termination Notice to the Programme Agent, Programme Manager and the Programme Manager. 20. PAYMENTS MECHANICS Currency of account Euro is the currency of account and payment for each and every sum at any time due from one Party to another under the Transaction Documents, except that each payment in respect of costs and expenses in respect of a Transaction Document, shall be made in the currency in which the same were incurred and payments of Collections and Purchase Price shall be made in the same Relevant Currency as the Assigned Receivable. Set-off 20.2.1 Save as expressly otherwise provided to the contrary, in particular in respect of the payment of any Adjustment Amount (if negative) by the Applicable Seller to the Purchaser under Clause 7.3.2 or the payment of the Initial Cash Deposits or any Complementary Deposit, all payments to be made by any Zebra Entity under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. 20.2.2 At any time the Purchaser shall be entitled to set-off any amount due and payable by it to any Zebra Entity under any Transaction Document against any amount due and payable by such Zebra Entity to it under any Transaction Document. 20.2.3 For the purpose of Clauses 20.2.1 and 20.2.2, any amount denominated in a Relevant Currency which is not Euro will be converted in Euro by applying the applicable Spot Rate Exchange. 55

Late payment interest 20.3.1 If any Seller, any Servicer, the Centralising Agent or the Parent Company fails to pay any amount payable by it to the Purchaser thereunder on its due date, interest shall accrue on the overdue amount from the date on which the amount is due up to the date of actual payment (the "Period") at a rate equal to the sum of (i) the overnight rate during such Period (if that rate is less than zero, the applicable overnight rate shall be deemed to be zero) and (ii) 2% per annum. 20.3.2 The late payment interest shall be due on the day on which the overdue amount is actually paid. Sellers' payments pro rata All fees, costs and expenses due and payable by each Seller under any Transaction Document shall be of an amount calculated on the basis of a ratio of (the "Seller Ratio") (i) the Outstanding Amount, in Euro (or if denominated in another Relevant Currency by being converted in Euro by applying the applicable Spot Rate Exchange), of Assigned Receivables of such Seller; over (ii) the aggregate Outstanding Amount, or its Euro (or if denominated in another Relevant Currency by being converted in Euro by applying the applicable Spot Rate Exchange), as of the last Monthly Calculation Date. 21. PROGRAMME AGENT AND PROGRAMME MANAGER Appointment and duties of the Programme Agent The Purchaser hereby appoints the Programme Agent to: 21.1.1 check the information contained in the Aggregate Electronic File, the Servicer Report and any other information provided from time to time by any Zebra Entity; 21.1.2 verify, if a Stop Purchase Event has occurred and inform the other Parties if such an event has occurred; 21.1.3 receive and execute any Form of Assignment in the name and on behalf of the Purchaser; 21.1.4 on each Monthly Calculation Date (i) calculate (a) the Purchase Price of the Eligible Receivables included in the Returned Electronic File as set out in Clause 7.1, (b) the Performance Triggers, (c) the Discount and (d) each DSO, (ii) notify the Purchaser, each Seller and the Programme Manager of each Purchase Price, Discount and DSO and (iii) deliver to the Programme Manager the Calculation Report; 21.1.5 (i) update the Perimeter and/or Relevant Currency Debtor Limit to reflect the modifications decided and/or accepted by the Programme Manager in accordance with Clauses 5.2 and 5.3, (ii) send to the Purchaser and the Centralising Agent the updated version of the Perimeter which shall become applicable as from (and including) the immediately following Monthly Cut-Off Date and (iii) perform any action with respect to the Perimeter that are not delegated to the Programme Manager under Clause 21.3; 21.1.6 on each Monthly Calculation Date, the Programme Agent and/or the Programme Manager in accordance with this Agreement shall calculate: (A) the Funding Discount by Relevant Currency (as defined in Error! Reference source not found.); (B) the Credit Discount by Relevant Currency (as defined in Error! Reference source not found.); (C) the Discount; (D) the relevant Purchase Price of the Eligible Receivables to be purchased on the immediately following Purchase Date by the Purchaser; (E) the Programme Maximum Amount and the Maximum Amount by Currency; 56

(F) the Required Support Amount Month M by Relevant Currency; and (G) each Deposit Complimentary Amount by Currency and each Deposit Refund Amount by Relevant Currency. in each case on the basis of the information provided to it by the Centralising Agent last available Servicer Report and Aggregate Electronic File, and in accordance with the provisions of Error! Reference source not found.. 21.1.7 verify if a Debtor should be classified as a Delinquent Debtor or Defaulted Debtor; 21.1.8 perform any action in relation with the update of the Perimeter, as provided in Clause 5; 21.1.9 perform the selection of the Receivables in accordance with Clause 8.3 to be retransferred by the Purchaser to the Seller in accordance with Clause 8.2; and 21.1.10 more generally, perform all duties and exercise all rights which are specifically set out in the Transaction Documents to which it is a party. If, after the performance of the audits referred to in Clause 14, the Programme Agent determines that there are material discrepancies between any Aggregate Electronic File or Servicer Report and the databases of the Zebra Entities, the Programme Agent shall promptly inform in writing the other Parties and give reasonable details of such discrepancies. Programme Agent Fee The Parties agree that the Parent Company shall pay, to the Programme Agent, the Programme Agent Fee on a monthly basis (i.e. from the Monthly Payment Date falling on the Initial Monthly Payment Date). Appointment and duties of the Programme Manager The Purchaser hereby appoints the Programme Manager to: 21.3.1 (i) update the Perimeter and/or Relevant Currency Debtor Limit to reflect the modifications decided and/or accepted by the Programme Manager in accordance with Clauses 5.2 and 5.3, (ii) send to the Purchaser and the Centralising Agent the updated version of the Perimeter which shall become applicable as from (and including) the immediately following Monthly Cut-Off Date and (iii) perform any action with respect to the Perimeter that are not delegated to the Programme Agent under Clause 21.1; 21.3.2 propose on its behalf to modify the Credit Risk Premium Rate in accordance with Clause 7.2; and 21.3.3 more generally, perform all duties and exercise all rights which are specifically set out in the Transaction Documents to which it is a party. Liability of the Programme Agent and the Programme Manager The Programme Agent and the Programme Manager shall: 21.4.1 act as agents of the Purchaser solely with respect to their respective obligations and duties expressly specified in this Agreement; 21.4.2 have the obligation to act with care and diligence in the performance of their obligations and duties under this Agreement, provided they shall be entitled to assume the accuracy and completeness of all information provided by the Zebra Entities pursuant to the Transaction Documents without being required to make any further enquiry or otherwise undertaking any liability; and 21.4.3 not be liable in any way for any consequence arising from any non-fulfilment by the other parties to any Transaction Document of the obligations or commitments respectively undertaken pursuant to this Agreement. Duration of the appointment of the Programme Agent and the Programme Manager The appointment of and the powers granted by the Purchaser to the Programme Agent and the Programme Manager pursuant to this Agreement will be effective from the Signing Date hereof 57 and will remain in full force and effect until the earlier of (a) the Final Maturity Date and (b) the date on which the Programme Agent and/or the Programme Manager resigns by sending written notice provided that such resignation shall only take effect upon the appointment of a successor by the Purchaser. 22. ACCESSION OF ADDITIONAL SELLERS AND WITHDRAWALS Accession Request At any time during the Revolving Period, the Centralising Agent may deliver to the Purchaser, with copies to the Programme Agent, a written request (each such request, an "Accession Request") for the Accession of one or more members of the Parent Group, to be added to the Programme as Additional Sellers. Each Accession Request shall be irrevocable (subject to the agreement by the Centralising Agent to any modifications requested by the Programme Manager and the Purchaser). Due diligence 22.2.1 Following receipt of an Accession Request, the Programme Manager may or shall if it receives a request to do so from the Purchaser arrange for appropriate due diligence to be performed in respect of each proposed Additional Seller. 22.2.2 Matters investigated in connection with such due diligence may include (but shall not be limited to) the following with respect to each such proposed Additional Seller: (A) the Receivables originated by it; (B) its Credit and Collection Policy; (C) its information technology systems, policies and procedures; (D) legal, tax, VAT and accounting issues relating to such proposed Additional Seller, its receivables and its proposed addition to the Programme; and (E) such other matters as the Programme Manager or the Purchaser may determine to be relevant in the context of such Accession. 22.2.3 The Programme Manager shall be entitled to appoint any professional advisor in any relevant jurisdiction, as it or the Purchaser may deem necessary or desirable for the purposes of aforementioned due diligence and, as applicable, the accession process, provided that any cost of such professional advisers has been approved by the Parent Company prior to such appointment. Accession process No Accession of a proposed Additional Seller shall occur unless: 22.3.1 the Programme Manager and the Purchaser, each acting in its sole and absolute discretion, have agreed in writing to such Accession; 22.3.2 all Accession Agreements have been entered into with respect to such Additional Seller pursuant to and in accordance with Clause 22.5; and 22.3.3 without limitation of the foregoing Clause 22.3.1, each of the following conditions precedent to the Accession as been satisfied in a manner satisfactory to the Programme Manager and the Purchaser, each acting in its sole and absolute discretion: (A) on the basis of the conclusions of the due diligence carried out in accordance with Clause 22.2, the Programme Manager and the Purchaser are reasonably satisfied that the proposed Additional Seller has the ability to perform its obligations as Seller and Servicer under the relevant Transaction Documents; (B) the Programme Manager has obtained the approval of its credit committee for such Accession; (C) such proposed Additional Seller or its counsel has delivered to the Programme Manager and the Purchaser all opinions, certificates and other documents reasonably requested by them in connection with the Accession 58

(which shall include, without limitation, the documents referred to in Clause 6.3), as applicable, mutatis mutandis, to such proposed Additional Seller)); (D) any tests requested by the Programme Manager, the Purchaser or the Programme Agent of the proposed Additional Seller's information technology systems have been carried out with results satisfactory to the Programme Manager, the Purchaser or the Programme Agent, as the case may be; (E) each Seller and the Parent Company agrees with the modifications that the Programme Manager may request to the Transaction Documents as a result of such accession; and (F) the relevant Additional Seller has, or the Parent Company has, paid any and all fees, costs and expenses required to be paid by it in connection with such proposed Accession pursuant to Clause 22.4 (subject to any limit that may have been agreed between the Purchaser and the Parent Company). Payment of fees and expenses The Centralising Agent (or the relevant Additional Seller) shall be obligated to pay, out of its own resources, or procure the payment of, with respect to each proposed Accession pursuant to this Clause 22 (whether the proposed Additional Seller is or, for any reason, is not added to the Programme as an Additional Seller), the fees and the amount of any justified and reasonable out-of-pocket costs and expenses that have been mutually agreed between the Zebra Entities and the Financial Parties, incurred by the Programme Agent, the Purchaser and the Programme Manager in connection with such proposed Accession (including, without limitation, any fees, costs and expenses relating to the audits and legal advisors) within the agreed timelines for such payment. Accession Agreements 22.5.1 Following (i) the delivery by the Programme Manager and the Purchaser of their written consent to an Accession pursuant to Paragraph 22.3.1 and (ii) the satisfaction of each of the conditions set forth in Paragraph 22.3.3 (the earlier date on which both events occur being the "Accession Approval Date"), the relevant Parties shall enter into the Accession Agreements related to such Additional Seller. 22.5.2 Each Accession Agreement shall be in a form satisfactory to each of the parties thereto. 22.5.3 From and after the date on which the Accession Agreement has been so entered into by all parties thereto, the proposed Additional Seller shall be a Party to the relevant Local Receivables Purchase Agreement (based on the jurisdiction of incorporation of such Additional Seller) as a Seller and a Servicer, with all of the rights and obligations of a Seller and a Servicer under this Agreement and each of the other relevant Transaction Documents. 23. CHANGE TO THE PARTIES Assignments and transfers Subject to Clause 23.3, none of the Parties may assign any of its rights or transfer this Agreement or any of its rights or obligations under any Transaction Document to which it is a party without the prior written approval of the other parties thereto. Successors Each Transaction Document shall be binding upon and inure to the benefit of each entity which is a party or accedes to such Transaction Document and its or any subsequent successors and assignees. Transfers by the Purchaser Nothing set forth in this Agreement or in any other Transaction Document shall limit the right of the Purchaser to sell, assign, novate, transfer, participate, re-transfer, re-participate, insure or otherwise alienate any of its right, title or interest under any Assigned Receivables, Related 59

Rights, Related Security or Collections or any interest in any of the foregoing, provided, however, that: 23.3.1 unless a Stop Purchase Event has occurred and is continuing, the transferee is not a direct competitor of the Parent Company or its Subsidiaries (with respect to any lines of business engaged in by them as of the Signing Date or the relevant Accession Date); and 23.3.2 in the case of an assignment or transfer, such assignee or transferee has undertaken to the Purchaser obligations that allow the Purchaser to duly and timely comply with its obligations under this Agreement and agrees to the same restriction on the ability to notify Debtors of such assignments as the Purchaser has agreed to in this Agreement. 24. CONFIDENTIALITY Each Party agrees to keep the Transaction Documents and all information of any kind that is not in the public domain transmitted by any other Party (whether directly or through an Affiliate) as confidential. The Parties agree not to disclose such information to any other Person and to ensure that their respective personnel similarly respect the confidential nature of such information provided that a Party may make any such disclosure: 24.1.1 to its auditors and to any other professional advisers subject to a professional duty of confidentiality; 24.1.2 to any regulators banking supervisory authorities or tax authorities and to any Person to whom the information must be disclosed in connection with or for the purposes of a disclosure, litigation, arbitration, administrative, fiscal or other investigation, proceedings or a dispute to the extent required by Applicable Laws; 24.1.3 pursuant to any laws and regulations whether or not having the force of law applicable to it, but, if not having the force of law, is a regulation in accordance with which a party is accustomed comply; 24.1.4 with respect to the Purchaser, the Programme Agent and CA-CIB, to their Affiliates, any Substitute Servicer; any rating agency, any CP Issuer, Liquidity Facility Provider or to any other Person (a) which has agreed to make funds available, directly or indirectly, to the Purchaser in connection with this Agreement or (b) to which the Purchaser or any successors may transfer any risk arising from the Assigned Receivables (including credit insurer and/or guarantor and their brokers) or (c) which may invest in securities directly or indirectly backed by the Assigned Receivables; 24.1.5 to (i) any securitisation repository (as defined in article 2(23) of the Regulation (EU) 2017/2402 of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation) or any repositioning as defined in any statute, regulation or rule of similar effect applicable at any time in the United Kingdom or to the extent required under the aforementioned regulation to enable a Party to comply with its obligations thereunder and (ii) any STS third party referred to in article 27(2) of the above mentioned regulation; and 24.1.6 to any rating agency. The obligation to preserve confidentiality set out in this Clause 24 shall remain valid for a period of 365 days following the Final Maturity Date. Without prejudice to any other provision of this Clause 24, the following information may be disclosed by the Programme Manager or its advisers for the conduct of their commercial communication without the prior written consent of any Party: the Programme Purchaser Maximum Funding Amount, the type of assets that are the subject of the Programme, the countries involved, the names of the Sellers, the number of Sellers, the names of the Sellers, the main features of the Programme, the identity of the legal advisors involved in the Programme and the Signing Date. 25. NOTICES 60

Any notification under any Transaction Document shall be addressed in writing to the relevant addressee(s) at its address, telephone and e-mail details set out in Error! Reference source not found.. Any notice to be sent to the Programme Manager under this Agreement shall also be sent to the Purchaser simultaneously and vice versa. Any change in the notice details set out in Error! Reference source not found. with respect to any party to the Transaction Documents shall be forthwith notified by such party to the other Parties, and such a change shall become effective 5 Business Days after receipt of such notice by the Programme Manager. 26. AMENDMENTS TO THE TRANSACTION DOCUMENTS Transaction Documents generally 26.1.1 Except as otherwise provided, no amendment may be made to any Transaction Document unless agreed in writing and signed by or on behalf of each of the Parties thereto. 26.1.2 Notwithstanding the above, a Condition Precedent may be waived in writing by the Purchaser or the Programme Agent (each in respect of itself), and without the consent of any other Party. Changes to notice details Notwithstanding Clause 26.1, Error! Reference source not found. may be amended and updated from time to time by the Programme Manager, and without the consent of the other Parties, upon the Programme Manager being notified of any change in the notice details with respect to any Party in accordance with Clause 25. Replacement of Screen Rate 26.3.1 As from the date on which a Screen Rate Replacement Event has occurred in relation to any Screen Rate and until the Programme Manager and the Parent Company (acting on behalf of the Sellers) have agree on a Replacement Benchmark, the Programme Manager and the Parent Company agree to use the relevant Alternate Base Rate. 26.3.2 Subject to Clause 26.1, if a Screen Rate Replacement Event has occurred in relation to any Screen Rate, any amendment or waiver which relates to: (A) providing for the use of a Replacement Benchmark; and (B) (1) aligning any provision of any Transaction Document to the use of that Replacement Benchmark; (2) enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement); (3) implementing market conventions applicable to that Replacement Benchmark; (4) providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or (5) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been 61 formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), (C) may be made by the Programme Manager with the prior consent of the other Parent Company (acting on behalf of the others Sellers). 27. MISCELLANEOUS PROVISIONS Remedies and waivers 27.1.1 No failure to exercise, nor any delay in exercising, on the part of any party to a Transaction Document, any right or remedy thereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies are cumulative and not exclusive from any rights and remedies provided by law. No petition, limited recourse Notwithstanding any other provision of this Agreement or any other Transaction Document, each Party, other than the Purchaser: 27.2.1 acknowledges that it shall not institute or join any Person in instituting any legal proceedings, take other steps or institute other proceedings against the Purchaser, the purpose of which is winding up, dissolution, examinership, or reorganisation, of or for the appointment of receiver, liquidator, administrator, administrative receiver, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of or all its revenue or property, or the opening of receivership proceedings or insolvency or bankruptcy proceedings or any other similar proceedings in any jurisdiction until the expiry of a period of 18 months plus one day after the Final Maturity Date; 27.2.2 acknowledges that it shall not take any steps (or initiate proceedings or join any person in these proceedings) for the purpose of enforcing any of its pecuniary rights against the Purchaser where the amount claimed in respect of such steps or proceedings exceeds the amounts held by the Purchaser in relation to the Programme; 27.2.3 acknowledges that it shall only have recourse against the assets of the Purchaser held under the Transaction Documents and shall not have any recourse whatsoever against any other assets of the Purchaser acquired under or held in relation to any other securitisation Programme of the Purchaser; and 27.2.4 acknowledges that any claim of any such Party against the Purchaser which cannot be satisfied in full as a result of the provisions of this Clause 27.2 shall be automatically extinguished and no such Party shall be entitled to take any step or action against the Purchaser to recover any shortfall. Service of process 27.3.1 Without prejudice to any other mode of service allowed under any relevant law, each of the Initial Sellers, Initial Servicers and the Parent Company (other than where such a Party is incorporated in England and Wales): (A) hereby irrevocably appoints Zebra Technologies Europe Limited with offices as of the date hereof at Dukes Meadow, Millboard Road, Bourne End, Buckinghamshire, SL8 5XF (the "Process Agent") under a process agent letter dated the Signing Date as its agent for service of process in relation to any proceedings before the English courts in connection with any Transaction Document; and (B) agrees that failure by a Process Agent to notify the relevant Party of the process will not invalidate the proceedings concerned. 27.3.2 If any person appointed as a Process Agent for service of process is unable for any reason to act as agent for service of process, the Parent Company (on behalf of each 62 of the Initial Sellers, Initial Servicers and the Parent Company) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Process Agent. Failing this, the Process Agent may appoint another agent for this purpose. Entire Agreement 27.4.1 The Transaction Documents, and any document referred to in the Transaction Documents, constitute the entire agreement and understanding between the Parties relating to the subject matter of the Transaction Documents and sets out all the terms of any agreements, arrangements, and transactions between the Parties. 27.4.2 Each Party agrees that it has not entered into any of the Transaction Documents in reliance upon any representation, warranty or undertaking of any other Party which is not expressly set out or referred to in one of the Transaction Documents. 27.4.3 A Party is not liable to another Party (in equity, contract or tort, under the Misrepresentation Act 1967 of the United Kingdom, or in any other way) for any representation other than an express warranty which is set out in any Transaction Document or any document referred to in a Transaction Document. 27.4.4 Nothing in this Clause 27.4 (Entire Agreement) shall have the effect of limiting or restricting any liability of a Party arising as a result of any fraud. Severance 27.5.1 If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but that shall not affect the validity and enforceability of the rest of this Agreement. 27.5.2 If any provision or part-provision of this Agreement is invalidated or unenforceable under Clause 27.5.1, the Parties shall use reasonable endeavours in a view to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision. Expenses The Zebra Entities shall reimburse any Financial Party for all reasonable and duly documented fees, costs, expenses and any stamp, transfer, court, registration or property Taxes (including legal fees and VAT thereon) incurred in connection with the performance and enforcement of the Transaction Documents and the preservation of their rights thereunder. Other security interests The collateral posted pursuant to Clause 14 shall be in addition to any other security interest (whether in rem or in personam) or any other forms of security or guarantee undertaking whatsoever (including, but not limited to, the Parent Undertaking, the benefit of any representations, warranties and covenants on the part of any party under the Transaction Documents (other than the Deposit Beneficiary in any of its capacities)) which the Deposit Beneficiary (in any of its capacities) may from time to time benefit from in connection with the Programme). Accordingly, the Depositors shall in no event, whether as a condition precedent to, defence against, as any prerequisite whatsoever to, the performance of any of its obligations hereunder, be entitled to require or request in any way that the Deposit Beneficiary enforces or procures for the enforcement of any of such other security interests or forms of security or guarantee undertaking. Acknowledgement and consent to Bail-In of EEA Financial Institutions Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such Parties, each Party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: 63

27.8.1 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and 27.8.2 the effects of any Bail-in Action on any such liability, including, if applicable: (A) a reduction in full or in part or cancellation of any such liability; (B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement, arrangement or understanding among any such Parties; or (C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority. In this Clause 27.7: 27.8.3 "Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution. 27.8.4 "Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. 27.8.5 "EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent; 27.8.6 "EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway. 27.8.7 "EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. 27.8.8 "EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time. 27.8.9 "Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule. No Joint Liability Without prejudice to the terms of the Parent Undertaking, each Zebra Entity is severally but not jointly liable with the other Zebra Entities for their respective obligations under this Agreement and the other Transaction Documents. 64

Contracts (Rights of Third Parties) Act 1999 27.10.1 Save as where expressly specified to the contrary, any person who is not party to a Transaction Document may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999. 27.10.2 Notwithstanding any terms of the Transaction Documents, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of any Transaction Document, and any such variation, waiver or termination may be made without regard for the interests of any third party. Evidence of indebtedness In any proceeding, action or claim relating to any Transaction Document a statement as to any amount due which is certified as being correct by an officer of the Purchaser or the Programme Agent shall, unless otherwise provided in the Transaction Document or this Agreement, or in the case of manifest or demonstrable error, be prima facie evidence that such amount is in fact due and payable. Counterparts This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. 28. GOVERNING LAW AND JURISDICTION Governing law 28.1.1 This Agreement other than Clauses 6 to 9 is governed by, and shall be construed in accordance with, English law. 28.1.2 Clauses 6 to 9 are governed by and shall be construed in accordance with the law that governs the relevant Local Receivables Purchase Agreement into which it shall be incorporated in accordance with Clause 3. Jurisdiction 28.2.1 Any dispute relating to the existence, validity, interpretation, performance or any other matter arising out of this Agreement (including any non-contractual rights or claims) shall be subject to the exclusive jurisdiction of the courts of England and Wales (a "Dispute"). 28.2.2 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. IN WITNESS WHEREOF this Deed has been executed and delivered as a deed on the day and year first above written. 65